Exhibit 3.10
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
AGREEMENT
OF
ENSOURCE ENERGY, LLC
DATED AS OF                     , 2006
* * * * * * * * * *
     THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS OR OTHER SIMILAR STATUTES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT. BY ACQUIRING THE MEMBERSHIP INTERESTS IN THE COMPANY, THE MEMBER REPRESENTS THAT IT HAS ACQUIRED THE MEMBERSHIP INTERESTS FOR INVESTMENT AND THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF THE MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH THE TRANSFER, AND THE REQUIREMENTS OF THIS AGREEMENT.

TABLE OF CONTENTS

Article 1
Organizational Matters

1.1	Formation	1
1.2	Name	1
1.3	Registered Office; Principal Office	2
1.4	Term	2

Article 2
Definitions

2.1	Definitions	2

Article 3
Purpose

3.1	Purpose	15
Article 4
The Members; Classes of Membership Interests; Capital Contributions

4.1	Members	16
4.2	Membership Interests	16
4.3	Additional Company Securities	16
4.4	Capital Contributions	16
4.5	Non-Payment of Capital Contributions	17
4.6	Capital Accounts	19
4.7	Member Expenses	20

Article 5
Allocations and Distributions

5.1	Allocations for Capital Account Purposes	20
5.2	Allocations for Tax Purposes	23
5.3	Distributions	25

Article 6
Management and Operation of Business

6.1	Board of Directors	25
6.2	Outside Activities; Duties of Directors	30
6.3	Company Funds	31
6.4	Indemnification of Members and their Affiliates	31
6.5	Liability of Members and Their Affiliates	33
6.6	Other Matters Concerning Board of Directors	33
6.7	Certain Decisions	34
6.8	Officers	34
6.9	Duties of Officers	35
6.10	Action by Written Consent	35

Article 7
Rights and Obligations of Members

7.1	Limitation of Liability	36
7.2	Management of Business	36
7.3	Outside Activities	36

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7.4	Return of Capital	36
7.5	Rights of Members Relating to the Company	36
7.6	Confidentiality	36
7.7	Special Actions	37
7.8	Votes	38

Article 8
Books, Records, Accounting and Reports

8.1	Records and Accounting	39
8.2	Fiscal Year	39
8.3	Reports	39

Article 9
Tax Matters

9.1	Tax Returns; Company Status; Elections	39
9.2	Tax Matters Partner	40
9.3	Withholding	40

Article 10
Transfer of Interests

10.1	Transfers of Membership Interests	41
10.2	Right of First Refusal	41
10.3	Change in Control	43
10.4	Drag-Along	45
10.5	Right of Participation	45
10.6	Involuntary Transfers	47
10.7	Pledge of Membership Interest	48
10.8	General Transfer Provisions	48
10.9	Admission of Substituted Members	51
10.10	Indirect Transfers	51

Article 11
Dissolution and Liquidation

11.1	Dissolution	51
11.2	Liquidation	52
11.3	Return of Capital	53
11.4	Waiver of Partition	53
11.5	Cancellation of Certificate of Membership Interest	53
11.6	Reasonable Time for Winding Up	53
11.7	No Capital Account Restoration	53
11.8	Compliance with Timing Requirements of Regulations	53

Article 12
Amendments; Meetings; Voting

12.1	Amendments	54
12.2	Meetings	54
12.3	Action by Written Consent	55

Article 13
Registration Rights

13.1	Demand Registration	55
13.2	Shelf Registration Statement	56

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13.3	Priority on Demand Registrations	57
13.4	Piggy-Back Registration	57
13.5	Selection of Underwriters	58
13.6	Suspension and Blackout Period	58
13.7	Registration Procedures	59
13.8	Selling Holder Obligations	62
13.9	Registration Expenses	62
13.10	Indemnification; Contribution	63
13.11	Participation in Underwritten Registrations	66
13.12	Limitation on Subsequent Registration Rights	66

Article 14
Representations and Warranties

14.1	Representations and Warranties of each Member	66

Article 15
General Provisions

15.1	No Jury Trial	67
15.2	Addresses and Notices	68
15.3	Titles and Captions	68
15.4	Pronouns and Plurals	68
15.5	Construction of Term “Includes”	68
15.6	Further Action	68
15.7	Binding Effect	68
15.8	Integration	68
15.9	Creditors	69
15.10	Waiver	69
15.11	Legal Counsel	69
15.12	Title to Company Property	69
15.13	Applicable Law	69
15.14	Invalidity of Provisions	69
15.15	Counterparts	69
15.16	Specific Performance	69
15.17	Offset	70
15.18	Actual Direct Damages	70

SCHEDULES:

Schedule I	List of Members, Initial Capital Contributions and Sharing Ratios

EXHIBITS:

Exhibit A	Form of Adoption Agreement

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENSOURCE ENERGY, LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENSOURCE ENERGY, LLC dated as of                     , 2006 (the “Effective Date”) is entered into by and among the parties set forth on the signature page, as provided herein.
PREAMBLE
     WHEREAS, pursuant to that certain Limited Liability Company Agreement dated March 21, 2006 (the “Original Agreement”), Scott W. Smith formed Ensource Energy, LLC, a Delaware limited liability company, and a Certificate of Formation was filed with the Secretary of State of Delaware on such date;
     WHEREAS, contemporaneously with the execution of this Agreement, the Management Investors, the Institutional Investors and the Company have entered into that certain Subscription Agreement as of even date herewith (the “Subscription Agreement”), whereby such parties have agreed to purchase membership interests in the Company, subject to the terms and conditions set forth therein, and to become members of the Company; and
     WHEREAS, pursuant to this Agreement, the parties desire to amend and restate the Original Agreement to capitalize the Company, as set forth in the Subscription Agreement, and to issue Membership Interests (as defined herein) to the Initial Members (as defined herein) in accordance with this Agreement and the Subscription Agreement;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Members hereby adopt this agreement.
ARTICLE 1
ORGANIZATIONAL MATTERS
     1.1 Formation. The Company was formed by the filing of the Certificate of Formation. Except as expressly provided herein to the contrary, the Delaware Act shall govern the rights and obligations of the Members and the administration and termination of the Company. The Company shall file such other certificates or documents as may be required for the formation and operation of a limited liability company in Delaware or any other state in which the Company may elect to do business. The Company shall file any necessary amendments to the Certificate of Formation and do all things requisite to the maintenance of the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business, to the extent such things are within the control of the Company. Notwithstanding anything herein to the contrary, Section18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement.
     1.2 Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Ensource Energy, LLC”. The Company’s business may be conducted under any other name or names deemed advisable by the Company, but not under the name of any Member. The Company may change it’s name at any time and shall provide the Members with written notice of each name change within 30 days after such name change.
     1.3 Registered Office; Principal Office.
     (a) The registered office of the Company in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Company may designate from time to time in the manner provided by law, provided that prompt written notice of such designation be provided to the Members. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person as the Company may designate from time to time in the manner provided by law, provided that prompt written notice of such designation be provided to the Members. The principal office of the Company shall be 7500 San Felipe, Suite 440, Houston, Texas 77063 or as otherwise designated by the Company from time to time, provided that prompt written notice of such designation be provided to the Members. The Company may maintain other offices at such place or places as the Company reasonably deems advisable.
     (b) The address of each Member shall be the address of such Member appearing on the books of the Company from time to time, as provided for in Section 15.2 of this Agreement.
     1.4 Term. The Company shall continue in existence until the occurrence of any event causing the dissolution and liquidation of the Company pursuant to any provision of this Agreement, including Article 11.
ARTICLE 2
DEFINITIONS
     2.1 Definitions. The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:
     “Acceptance Notice” has the meaning set forth in Section 10.5(b).
     “Accountants” means Hein & Associates LLP or such other firm of recognized independent certified public accountants as approved by the Board of Directors.
     “Acquisitions” means any transaction in which a Person, directly or indirectly, acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation §1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation §§1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of the Fiscal Year, are expected to be made to such Member’s Capital Account in respect of the oil and gas properties of the Company, (ii) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation §1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made. The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.6(b).
     “Adoption Agreement” means an Adoption Agreement, substantially in the form of Exhibit A attached hereto.
     “Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Person in question; provided, however, that the Institutional Investors and their Affiliates shall not be deemed to be Affiliates of the Company.
     “Agreed Allocation” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Section 5.1 that is not a Required Allocation.
     “Agreed Value” of any Contributed Property means the value allocated to such property at the time of contribution as determined by the Company.
     “Agreement” means this Limited Liability Company Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Asset Transfer” means the direct or indirect Transfer or abandonment of any properties or other assets or any interest in such properties or other assets (exclusive of properties, materials, supplies, equipment or other items of personal property disposed of in the ordinary course of business and are not otherwise material to the business of the transferor).
     “Audit Committee” has the meaning set forth in Section 6.1(c)(x).
     “Available Cash” means, with respect to any period, (a) the sum of (i) cash and cash equivalents of the Company and its subsidiaries and (ii) all additional cash and cash equivalents of such Persons on the date of determination resulting from working capital borrowings made subsequent to the end of such period, less (b) the amount of any cash reserves established by the Board of Directors.
     “Bankruptcy” means, with respect to a Member or the Company (a) filing a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under Title 11 of the United States Code (or any corresponding provision or provisions of succeeding law) or an admission seeking the relief therein provided or the taking of similar action under the laws of any state or local jurisdiction; (b) making a general assignment for the benefit of its creditors; (c) consenting to the appointment of a receiver for all or a substantial part of its property; (d) in the case of the filing of an involuntary petition in bankruptcy, the failure to have such filing dismissed within 120 days of filing or, if earlier, an entry of an order for relief; or (e) the entry of a court order appointing a receiver, liquidator, assignee, custodian or trustee for all or a substantial part of its property without its consent or for the purpose of winding up the affairs of such Person.
     “Bankrupt Person” means (except to the extent the Required Interest of the Members consent otherwise) any Member or Transferee (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for the Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of the Person or of all or any substantial part of the Person’s properties; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Person’s consent or acquiescence, a trustee, receiver, or liquidator of the Person or of all or any substantial part of the Person’s properties has been appointed and 90 days have expired without such appointments having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
     “Board of Directors” has the meaning set forth in Section 6.1(a).
     “Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.
     “Business Day” means any day of the year except a Saturday, Sunday or other day on which banks in Houston, Texas or New York, New York are required by law to close.
     “Capital Account” means the Capital Account maintained for a Member pursuant to Section 4.6.
     “Capital Contribution” means, with respect to each Member, any cash or the Agreed Value of any property contributed to the Company by such Member.
     “Capital Improvement” means any (a) addition or improvement to the capital assets owned by the Company and its subsidiaries, (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, any oil and gas properties and any related or similar upstream assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Company and its subsidiaries, from the operating capacity or revenues of the Company and its subsidiaries or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction.
     “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property, or in the case of an Adjusted Property, its Fair Market Value, reduced (but not below zero) in each case by depreciation, depletion, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property or Adjusted Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.6(b) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties.
     “Chairman” has the meaning set forth in Section 6.1(c)(vi).
     “Change in Control” means, with respect to any Member or Transferee that is not an individual, (a) the Transfer of any Equity Interests issued by the relevant Person resulting in a change in the Parent of such Member or Transferee (other than a Transfer resulting in a change in the Person constituting the ultimate beneficial owner of such Person) or (b) the Transfer (whether by a direct assignment, a sale of all or substantially all of the assets of the Parent or any Person that Controls any Parent or a merger, consolidation, conversion, share exchange, or similar statutory reorganization) of any Equity Interest of any Parent or any Person that Controls any Parent.
     “Change in Control Interest” has the meaning set forth in Section 10.3(a).
     “Change in Control Offer Notice” has the meaning set forth in Section 10.3(a).
     “Change in Control Option Period” has the meaning set forth in Section 10.3(a).
     “Change in Control Party” has the meaning set forth in Section 10.3(a).
     “Citizenship Certification” means a certification of a Member or a Transferee certifying that such Person is qualified to hold an interest in oil and gas leases on federal lands, including offshore areas, under federal laws and regulations in effect from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
     "Commodity Hedging Transaction” means any commodity hedging transaction pertaining to oil, gas and related hydrocarbons and minerals, whether in the form of a swap agreement, option to acquire or Dispose of a future contract, whether on an organized commodities exchange or otherwise, or similar type of financial transaction classified as “notional principal contracts” pursuant to Treasury Regulation Section 1.446-3. Any Commodity Hedging Transaction shall be identified in the books and records of the Company as a “hedging transaction” in the manner and at the times prescribed by Treasury Regulation Section 1.1221-2(f).
     “Commission” means the U.S. Securities and Exchange Commission.
     “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     “Company” means the limited liability company established by this Agreement by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.
     “Company Debt Securities” has the meaning set forth in Section 4.3.
     “Company Equity Securities” has the meaning set forth in Section 4.3.
     “Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation §1.704 2(d).
     “Company Securities” has the meaning set forth in Section 4.3.
     “Confidential Information” has the meaning set forth in Section 7.6(b).
     “Conflicts Committee” has the meaning set forth in Section 6.1(c)(x).

     “Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.
     “Contributed Property” means each property or other asset contributed to the Company. Once the Carrying Value of Contributed Property is adjusted pursuant to Section 4.6(b), such property shall be referred to as Adjusted Property.
     “Control” (and its derivatives and similar terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Equity Interests, by contract or otherwise.
     “Co-Seller” has the meaning set forth in Section 10.4(a).
     “Co-Sellers” has the meaning set forth in Section 10.4(a).
     “Covered Person” has the meaning set forth in Section 6.5.
     “Default” means, for any Member or Transferee: (a) the failure to remedy, within five Business Days of such Person’s receipt of written notice thereof from the Company or any Member, the failure of such Person to make any Capital Contribution required hereunder; (b) the occurrence of any event that causes such Person to become a Bankrupt Person; or (c) the failure to remedy, within ten Business Days of such Person’s receipt of written notice thereof from the Company or any other Member, the non-performance of or non-compliance with any other material agreement, obligation or undertaking of such Person or any of its Affiliates contained herein.
     “Defaulting Member” has the meaning set forth in Section 4.5.
     “Delaware Act” means the Delaware Limited Liability Company Act, Chapter 18 of Title 6 of the Delaware Code Annotated, as it may be amended from time to time, and any successor to such act.
     “Demand Registration” has the meaning set forth in Section 13.1(a).
     “Demand Request” has the meaning set forth in Section 13.1(a).
     “Director” and “Directors” is defined in Section 6.1(a).
     “Effective Date” has the meaning set forth in the preamble of this Agreement.
     “Eligible Recipient” has the meaning set forth in Section 4.2(b).
     “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Dissolution” has the meaning set forth in Section 11.1(a).

     “Exchange Offer” means the exchange offer, including any extension thereof, to be made by the Fund to holders of depositary units of Eastern American Natural Gas Trust (“NGT”), which exchange offer will be described in that certain Registration Statement on Form S-4 (Commission File No. 333-126068) filed with the Commission on June 23, 2005, as same may be amended or supplemented hereafter, including the definitive prospectus and related exchange materials to be contained therein.
     “Exempt Transfer” means a Transfer of a Membership Interest or any portion thereof (a) by any Institutional Investor to any Affiliate, (b) by any Member who is a natural person, to any trust, corporation, limited liability company, partnership or other entity which was organized, formed or incorporated primarily for the benefit of such Person’s Beneficiaries and whose voting control is vested in such Member and (c) by any Member to another Member.
     “Exempt Transferee” means the Transferee of a Membership Interests Transferred pursuant to an Exempt Transfer.
     “Fair Market Value” means, with respect to any property or asset, the fair market value of such property or asset as determined by the Board of Directors; provided, that if any Member disagrees with any such determination, the Board of Directors shall in good faith select a qualified independent appraiser to determine as promptly as reasonably practicable the relevant fair market value, which determination shall be binding on the Company, the Board of Directors and each Member. The Company shall bear the expenses of such appraiser.
     “Fiscal Year” means the twelve month period ending on December 31 of each year; provided that the initial Fiscal Year shall begin on the date of the formation of the Company and the last Fiscal Year shall begin on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and end on the date such final liquidation and termination is completed.
     “Foreclosure Transfer” means any Transfer resulting from any judicial or non-judicial foreclosure by the holder of a Security Interest or any Transfer to the holder of a Security Interest in connection with a workout or similar arrangement or any Transfer from the holder of a Security Interest.
     “Fund” means Ensource Energy Income Fund LP, a Delaware limited partnership.
     “Fund Agreement” means the Amended and Restated Agreement of Limited Partnership of Ensource Energy Income Fund LP, as amended.
     “Fund Common Units” has the meaning given to such term in the Fund Agreement.
     “Fund GP Interest” means the interest of the Company in the Fund as the general partner, which interest will include all rights to incentive distributions and the associated income allocations of the Fund relating thereto.
     “Fund Subordinated Units” has the meaning given to such term in the Fund Agreement.
     “Fund Subordination Period” has the meaning given to such term in the Fund Agreement.
     “Fund Unit” means a Fund Common Unit or a Fund Subordinated Unit held by the Company.

     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
     “Hypothetical Liquidation” means, as of any date, a hypothetical liquidation of the Company as of such date, assuming for purposes of any such hypothetical liquidation (i) that a sale of all of the assets of the Company occurs at prices equal to their respective Fair Market Values as of such date and (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 11.2(d), and after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.
     “Income Tax Method of Accounting” means the accounting basis used to prepare financial statements for income tax purposes, which is a comprehensive basis for accounting other than accounting principles generally accepted in the United States.
     “Indebtedness” means, with respect to any Person at any date, without duplication, all (a) indebtedness of such Person for borrowed money; (b) obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business); (c) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) capital lease obligations of such Person; (f) obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities; (g) obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person; (h) Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) obligations (netted, to the extent provided for therein) of such Person in respect of any Commodity Hedging Transaction or any financial hedge.
     “Indemnitee” has the meaning set forth in Section 6.4.

     “Independent” has, when used with respect to an individual serving on the Board of Directors, the meaning given to such term in the rules of the national stock exchange or NASDAQ applicable to the Fund.
     “Initial Member” means each of the Persons listed on Schedule I attached hereto as of the date hereof.
     “Initial Public Offering” means the first consummated offering of Company Equity Securities registered under the Securities Act and which is underwritten on a firm commitment basis.
     “Inspectors” has the meaning set forth in Section 13.7(j).
     “Interim Capital Transactions” means the following transactions if they occur prior to the liquidation date: (a) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and other than for items purchased on open account in the ordinary course of business) by the Company and its subsidiaries and sales of debt securities of any of them; (b) sales of Equity Interests of the Company and its subsidiaries, and (c) the sale of any Equity Interest in the Fund and Assets of the type that would characterized as Acquisitions or capital expenditures except (in any such case) to the extent of the positive difference, if any, between the net cash sale proceeds and the original cost.
     “Institutional Investors” means, collectively, Lehman, Ospraie and each of their respective Exempt Transferees.
     “Investor Directors” has the meaning set forth in Section 6.1(c)(iii).
     “Involuntary Transfer” means an involuntary Transfer occurring by operation of law (including, but not limited to, transfers resulting from death of such Person, the initiation and continuation of Bankruptcy proceedings against such Person, the execution of either a judgment or a foreclosure by a court of law against such Person or any other event that forces such Person to Transfer any of its Membership Interests to a third party).
     “Involuntary Transfer Notice” has the meaning set forth in Section 10.6(a).
     “Joining Holders” has the meaning set forth in Section 13.1(b).
     “Lehman” means Lehman Brothers Inc., a New York corporation.
     “Lehman Directors” has the meaning set forth in Section 6.1(c)(ii).
     “Lien” means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; or any restriction on Transfer; provided, however, that the term Lien shall not include any of the foregoing to the extent created by this Agreement.
     “Liquidator” has the meaning set forth in Section 11.2.
     “Loss” and “Losses” have the meaning set forth in Section 13.10.

     “Majority Interest of the Members” means Members with Sharing Ratios aggregating more than 50% of the Sharing Ratios of all Members.
     “Management Investors” means each of Messrs. Marshall A. Eubank and Scott W. Smith for so long as such Person remains an employee of the Company.
     “Management Directors” has the meaning set forth in Section 6.1(c)(iv).
     “Material Adverse Effect” has the meaning set forth in Section 13.3.
     “Member” means each of the Initial Members and any Person hereafter admitted to the Company as an additional Member or Substituted Member as provided in this Agreement, but excluding (i) any Person who has ceased to be a Member in the Company, or (ii) a Non-Member Member.
     “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation §1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation §1.704 2(i)(2).
     “Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code that, in accordance with the principles of Treasury Regulation §1.704 2(i), are attributable to a Member Nonrecourse Debt.
     “Membership Interest” means the interest acquired by a Member in the Company including such Member’s right: (i) to a distributive share of the Net Income, Net Loss, Simulated Gains, Simulated Losses, Simulated Depletion and items of income, gain, loss, deduction and credit of the Company, (ii) to a distributive share of the assets of the Company, and (iii) to vote on those matters on which such Member has the right to vote as described in this Agreement.
     “Merger” means the second-step merger described in the Registration Statement.
     “NASD” has the meaning set forth in Section 13.7(h).
     “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 4.6(b)(v)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under section 752 of the Code.
     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.6(b) and shall include Simulated Gains and Simulated Losses, but the calculation of Net Income shall not include, and shall only be made after giving effect to the allocation of, any items allocated under Section 5.1(c).
     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.6(b) and shall include Simulated Gains and Simulated Losses, but the calculation of Net Loss shall not include, and shall only be made after giving effect to the allocation of, any items allocated under Section 5.1(c).
     “NGT” means Eastern American Natural Gas Trust.
     “Non-Cash Consideration” is defined in Section 10.2(e).
     “Non-Change in Control Parties” is defined in Section 10.3(a).
     “Non-Member Member” means any (i) Transferee that is not a Member because it (a) has been party to a Transfer that violates any provision of this Agreement, (b) has violated a Change in Control provision of this Agreement, or (c) is in Default or (ii) Member that is in Default.
     “Non-Transferring-Person” has the meaning set forth in Section 10.2(a).
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures described in Section 705(a)(2)(B) of the Code that, in accordance with the principles of Treasury Regulation §1.704 2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation §1.752 1(a)(2).
     “Opinion of Counsel” means a written opinion of legal counsel reasonably acceptable to the Company, such opinion to be reasonably acceptable in form and substance to the Company.
     “OpCo” means Ensource Reserves Management LLC.
     “Operating Expenditures” means all Company (including its subsidiaries) cash expenditures, including, without limitation, taxes, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following: (a) repayment of working capital borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid; (b) Payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings shall not constitute Operating Expenditures; and (c) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Members.
     Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the Conflicts Committee shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.
     “Operating Surplus” means, with respect to any period ending prior to the liquidation date, on a cumulative basis and without duplication, (a) the sum of (i) all cash receipts of the Company and its subsidiaries for the period beginning on the Effective Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions and (ii) all cash receipts of the Company and its subsidiaries after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from working capital borrowings, less (b) the sum of (i) Operating Expenditures for the period beginning on the Effective Date and ending on the last day of such period (other than Operating Expenditures funded with cash reserves established pursuant to clause (ii) of this paragraph (b) and (ii) the amount of cash reserves established by the Board of Directors to produce funds for future Operating Expenditures and (iii) all working capital borrowings not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a subsidiary or disbursements on behalf of a subsidiary) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines. Notwithstanding the foregoing, Operating Surplus with respect to the quarter in which the liquidation date occurs and any subsequent quarter shall equal zero.
     “Original Agreement” has the meaning set forth in the preamble hereto.
     “Ospraie” means [                    ].
     “Ospraie Directors” has the meaning set forth in Section 6.1(c)(iii).
     “Other Assets” has the meaning set forth in Section 10.2(d).
     “Parent” with respect to a Person means the Person that directly Controls such subject Person, notwithstanding whether any other Person Controls (directly or indirectly) such Parent.
     “Participating Member” has the meaning set forth in Section 10.5(e).
     “Participation Offer” has the meaning set forth in Section 10.5(a).
     “Participation Investor” has the meaning set forth in Section 10.5(a).
     “Participation Notice” has the meaning set forth in Section 10.5(b).
     “Participation Sale” has the meaning set forth in Section 10.5(b).
     “Person” means an individual or a corporation, general partnership, limited partnership, limited liability company, trust, unincorporated organization, association or other entity.
     “Piggyback Registration” has the meaning set forth in Section 13.4(a).
     “Piggyback Securities” has the meaning set forth in Section 13.4(b).
     “Prime Plus Rate” means (a) a rate which is two percent (2%) above the annual rate of interest published daily in The Wall Street Journal as the “Prime Rate (base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks)” or if such publication or reference is no longer published, (a) such other comparable interest rate index selected by the Company that is readily available to the public and verifiable by the Members but is beyond the control of the Company (adjusted from time to time to reflect any changes in such rate determined hereunder) or (b) the maximum rate from time to time permitted by applicable law.
     “Proposed Transaction” has the meaning set forth in Section 10.2(a).
     “Pro Rata” means apportioned equally among all designated Membership Interests in accordance with their relative Sharing Ratio.

     “Prospectus” means that certain prospectus dated November 21, 2005 and any prospectus supplement thereto in connection with the registration statement on Form S-4 (Registration No. 333-126068) as filed with the SEC on November 17, 2005.
     “Qualified IPO” means the offering of any Company Equity Securities of the Company in an underwritten firm commitment public offering registered under the Securities Act that results in aggregate gross proceeds to the Company of not less than $50,000,000 and resulting in a series of the Company’s equity being listed on the New York Stock Exchange, the American Stock Exchange or quoted on the NASDAQ National Market System.
     “Recipients” has the meaning set forth in Section 7.6(a).
     “Registrable Securities” means all shares of Company Equity Securities and any other securities issued or issuable with respect to any Membership Interest by way of a distribution, recapitalization, merger, consolidation or reorganization; provided, however, that any Registrable Security will cease to be a Registrable Security when (i) a registration statement covering such Registrable Security has been declared effective by the Commission and it has been Transferred pursuant to such effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) promulgated by the Commission under the Securities Act are met, or (iii) (A) it has been otherwise transferred, and (B) it may be resold without subsequent registration or other restriction under the Securities Act.
     “Registration Expenses” has the meaning set forth in Section 13.9.
     “Registration Statement” means that certain Registration Statement on Form S-4 (Commission File No. 333-126068) filed with the Commission on June 23, 2005, as the same may be amended or supplemented thereafter, including the definitive prospectus and related exchange materials to be contained therein.
     “Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.1(c)(i)-(vi), such allocations being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.
     “Requesting Holders(s)” has the meaning set forth in Section 13.1(a).
     “Required Capital Contribution” has the meaning set forth in Section 4.5.
     “Required Filing Date” has the meaning set forth in Section 13.1(c).
     “Required Interest of the Members” means Members, at the time of any such determination, with Sharing Ratios aggregating at least 66 2/3% of the Sharing Ratios of all Members.
     “Section 704(c) Items” has the meaning set forth in Section 5.2(c).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, encumbrance, charge, claim, or other similar interest, right, or obligation, whether created by operation of law or otherwise.
     “Selling Member” has the meaning set forth in Section 10.4(a).

     “Service Units” has the meaning set forth in Section 9.1(c).
     “Sharing Ratio” means, with respect to each Member, the Sharing Ratios set forth in Schedule I attached hereto, as the same may be amended or otherwise modified from time to time in accordance with this Agreement, provided that the Company shall provide written notice of all such changes to Schedule I promptly thereafter.
     “Shelf Registration Statement” has the meaning set forth in Section 13.2.
     “Shelf Request” has the meaning set forth in Section 13.2.
     “Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).
     “Simulated Depletion” means, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation §1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.
     “Simulated Gain” means the excess of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.
     “Simulated Loss” means the excess of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.
     “Subject Interest” has the meaning set forth in Section 10.2(a).
     “Subscription Agreement” has the meaning set forth in the preamble hereto.
     “Substituted Member” means a Person that is admitted as a Member to the Company pursuant to this Agreement in place of and with all the rights of a Member.
     “Suspension Period” has the meaning set forth in Section 13.6(c).
     “Transfer” and its derivative terms means any voluntary or involuntary sale, conveyance, transfer, lease, assignment, exchange, mortgage, pledge, hypothecation, foreclosure, encumbrance (including creation of any security interest in or lien on), gift, bequest, devise, place in trust or any other disposition or alienation (in each case, with or without consideration) of any right, interest or obligation with respect to any Membership Interest. The term Transfer shall not include any transfer, transaction or other event that constitutes a Change in Control; provided, that, any Member’s or Transferee’s failure to comply with the Change in Control provisions contained in Section 10.3 shall constitute an attempted unpermitted Transfer and the affected Member or Transferee shall be in Default under this Agreement.
     “Transferee” means a Person who receives all or part of a Member’s or Transferee’s Membership Interest through a Transfer, but which has not been admitted to the Company as a Substituted Member, including a Member or Transferee that is affected by a Change in Control and has not complied with Section 10.3.
     “Transfer Offer-Notice” has the meaning set forth in Section 10.2(a).

     “Transfer Option Period” has the meaning set forth in Section 10.2(a).
     “Transferor” means a Member, Substituted Member or a predecessor Transferor who Transfers a Membership Interest.
     “Transferring Person” has the meaning set forth in Section 10.2(a).
     “Transferring Members” has the meaning set forth in Section 10.5(a).
     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(b) as of such date).
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(b), as of such date) over (b) the Fair Market Value of such property as of such date.
     “Warrants” means those warrants acquired by the Company to purchase up to 1,000,000 Fund Common Units as more fully described in the Prospectus, in each case, in form and substance acceptable to the Institutional Investors.
ARTICLE 3
PURPOSE
     3.1 Purpose. The sole purpose and business of the Company shall be to own OpCo and to serve as the general partner and limited partner of the Fund and direct and cause the Fund, OpCo and their subsidiaries to engage in the following activities: (a) the acquisition of oil and gas properties, including the acquisition by OpCo of working interests, royalty interests and overriding royalty interests and other interests in oil and gas properties and the conveyance of a net profits interest therein to the Fund; (b) oil and gas development, production, exploration and processing; (c) marketing and transportation of crude oil produced, owned or controlled by OpCo or the Company, and natural gas, natural gas liquids and related products produced, owned or controlled by OpCo or the Company; (d) ownership and operation of, and exercise of all rights in connection with, fee and mineral interests and other oil and gas interests and properties, and the sale or disposition of such interests and properties; (e) entering into commodity hedging transactions or fixed price (which may be based on one or more indexes) forward sales contracts in order to minimize the risk associated with the fluctuation of prices to be received by the Company from the sale of oil, gas and related hydrocarbons attributable to the Company’s properties and to enter into financial hedging transactions in order to manage OpCo’s or the Company’s interest rate exposure with respect to investments made by OpCo or the Company, whether on organized exchanges or otherwise; (f) undertaking any of the foregoing activities directly through the Fund or OpCo or indirectly through the formation of direct or indirect subsidiaries or the acquisition of securities of other Persons; and (g) carrying on any activity directly or indirectly relating to or arising from any of the above that a limited liability company organized under the Delaware Act may carry on as determined by the Board of Directors. The Members acknowledge and agree that it is their intention that the Company become an operating business with all of the assets, rights, benefits, goodwill, ancillary business, proprietary information and other components of its affairs being owned, directly, or indirectly through any subsidiaries, by the Company.

ARTICLE 4
THE MEMBERS; CLASSES OF MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS
     4.1 Members. The Members shall be the Members of the Company. No other Person may become a Member except by means of a Transfer or issuance of a Membership Interest specifically permitted under and effected in compliance with this Agreement.
     4.2 Membership Interests.
     (a) The Company is hereby authorized to issue Membership Interests in the Company in consideration for an aggregate amount of Capital Contributions equal to up to $40 million, such contribution to be apportioned among the Members as set forth on Schedule I.
     (b) The Company is hereby authorized to issue additional Membership Interests from time to time to Eligible Recipients pursuant to the terms and conditions of this Agreement; provided, that the aggregate Sharing Ratio of all such Membership Interests outstanding at any time shall not exceed 17.5% without consent of the Required Interest of the Members. As used herein, an “Eligible Recipient” shall mean any officer, Manager or employee of the Company hereafter designated as such by the President of the Company and approved by the Board of Directors. The Sharing Ratio of the Membership Interest to be issued to an Eligible Recipient shall be proposed by the President of the Company, subject to approval by the Board of Directors. Each issuance by the Company of Membership Interests to an Eligible Recipient shall be evidenced (A) in the case of any Person not a party to an employment agreement with the Company, by the execution and delivery of a grant letter by and between the Company and such Eligible Recipient and (B) in the case of any Person not already a party to this Agreement, by the execution and delivery of an Adoption Agreement substantially in the form of Exhibit A hereto.
     4.3 Additional Company Securities. In addition to the Membership Interests authorized pursuant to Section 4.2, the Company is hereby authorized to issue such additional Membership Interests, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue (together with the Membership Interests, “Company Equity Securities”), any unsecured or secured debt obligations of the Company or debt obligations of the Company convertible into any class or series of equity securities of the Company (“Company Debt Securities” and, together with Company Equity Securities, “Company Securities”), upon compliance with this Section 4.3. Subject to approvals otherwise required pursuant to the Delaware Act and this Agreement, the Company may issue such Company Securities (a) pursuant to Section 4.2(b), (b) with respect to Membership Interests issued upon the exercise of options granted to employees, officers, consultants, or directors of the Company pursuant to an equity incentive plan approved by the Board of Directors (including, for the avoidance of doubt, such options) and (c) at any time and from time to time if (i) the Company shall have a need for additional Capital Contributions for any proper Company purpose, (ii) the Company shall provide each existing Member other than Defaulting Members with the right to acquire such newly-issued Company Securities so that such Member may maintain its Sharing Ratio with respect to such newly-issued Company Equity Securities (including Company Securities convertible into Company Equity Securities), taken as a whole and (iii) a Required Interest of the Members approve the issuance of the Company Securities.
     4.4 Capital Contributions. The Members agree to make Capital Contributions as provided in this Section 4.4. Except as set forth in this Section 4.4, no Member shall have any obligation whatsoever to make any other Capital Contributions or loan any funds to the Company. The commitments of the Members under this Agreement are solely for the benefit of the Members, as among themselves, and may not be enforced by or for the benefit of any other Person (including any creditor, receiver, or trustee of, or for the benefit of any one or more creditors of, the Company).
     (a) Initial Capital Contributions. Each of the Initial Members (other than the Management Investors, whose Capital Contribution was made at the date of formation), agrees to make a Capital Contribution on the date of this Agreement and in accordance with the terms of the Subscription Agreement in the amounts set forth opposite such Initial Member’s name of Schedule I attached hereto.
     (b) Capital Contributions Relating to Exchange Offer. If the Exchange Offer expires and NGT depositary units constituting at least a majority of the outstanding NGT depositary units are accepted for exchange thereunder, then the Company shall contribute to the Fund a total of up to $40.0 million, such contribution to be made in respect of the following:
     (i) the 1% general partner interest and the incentive distribution rights in the Fund;
     (ii) to purchase Fund Common Units at a price per unit not to exceed $31 per Fund Common Unit;
     (iii) to purchase Fund Subordinated Units at a price per unit not to exceed $31 per Fund Subordinated Unit; and
     (iv) $500,000 to purchase the Warrants from the Fund.
     (c) Capital Contributions as General Partner of the Fund. In the event that the Exchange Offer is consummated and thereafter the Company, as general partner of the Fund, is required to make additional capital contributions to the Fund in connection with the issuance of Fund Units or other Fund securities and the Company does not have adequate capital to fund such contribution, any Member may, but shall not be required to, contribute to the Company its proportionate part of such additional Capital Contributions at such time as will permit the Company to satisfy its capital contribution obligations to the Fund. Any such contributions will be made in proportion to the Sharing Ratios of the Members. In the event that any Member elects not to contribute to the Company its proportionate share of such additional Capital Contribution, the Sharing Ratio of the non-contributing Members will be reduced based on the total capital account balances taking into consideration the capital contributions made by the contributing Members (and the Sharing Ratios of the contributing Members will be correspondingly increased) to reflect the increase in the capital contributed to the Company by the contributing Members in connection therewith.
     4.5 Non-Payment of Capital Contributions. In the event any Member agrees to make a Capital Contribution to the Company (a “Required Capital Contribution”) but fails to pay its share of such Required Capital Contribution on the date on which such Capital Contribution is due, such unpaid Required Capital Contribution shall automatically accrue interest from the date due at the Prime Plus Rate (which interest, once paid, shall not increase the Capital Account of such Member). In addition, if such Default is not cured within five days after written notice thereof given by the Company has been received by such Member (a “Defaulting Member”), all or any part of the following provisions shall apply:
     (a) The Company may elect, upon notice to a Defaulting Member by the Company, to (i) adopt special allocations of income, gain, loss or deduction or otherwise debit such Defaulting

Member’s Capital Account balance such that such Defaulting Member’s Capital Account Balance is reduced as soon as possible to an amount equal to 50% of the Capital Account balance existing as of the date of the default (and make a corresponding credit to the respective Capital Account balances of the non-Defaulting Members as if the credit amount was additional income or gain of the Company recognized at such time) and (ii) reduce the applicable Sharing Ratios of such Defaulting Member (and make a corresponding increase in the Sharing Ratios of the non-Defaulting Members in proportion to their relative Sharing Ratios) to reflect a reduction in 50% of the Capital Contributions theretofore made by such Defaulting Member.
     (b) The Company may elect, upon notice to a Defaulting Member by the Company, to amend the allocations of Net Income and Net Loss and rights to receive distributions set forth in this Agreement such that such Defaulting Member shall have no additional rights to receive allocations of Net Income from the Company and all Company distributions that would otherwise be made to such Defaulting Member shall be paid to the non-Defaulting Members as otherwise provided herein.
     (c) The Company may elect, upon notice to a Defaulting Member by the Company, to amend the Agreement to provide that whenever the vote, election, consent or approval of such Defaulting Member would otherwise be required or permitted under this Agreement, such Defaulting Member shall not be entitled to participate in such vote, election, consent or approval, and such vote, election, consent or approval shall be calculated as if such Defaulting Member were not a Member.
     (d) The Company may elect, upon notice to a Defaulting Member by the Company, to eliminate such Defaulting Member’s obligations to make Capital Contributions hereunder, such that such Defaulting Member will have no additional right to make Capital Contributions to the Company pursuant to Section 4.4 and no additional right to subscribe for other Company Securities pursuant to Section 4.3.
     (e) The Company may commence legal proceedings against a Defaulting Member to collect the due and unpaid amount of Capital Contributions, together with interest thereon for the account of the Company from the date due at the Prime Plus Rate, plus the costs and expenses of collection (including reasonable attorneys’ fees and expenses).
     (f) Except as otherwise provided herein, no right, power, or remedy conferred upon the Company or the non-Defaulting Members under this Section 4.5 shall be exclusive, and each such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred under this Section 4.5 or now or hereafter available at law or in equity or by statute or otherwise. Each Defaulting Member shall be liable for the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or the non-Defaulting Members in enforcing any of the remedies or rights set forth in this Section 4.5. Each Member acknowledges by its execution of this Agreement that it has been admitted to the Company in reliance upon its agreement that the Company may exercise any and all rights, powers and remedies provided for in this Section 4.5 in accordance with the terms herein or otherwise available at law or in equity.
     (g) The Members agree (i) that the damages suffered by the Company as the result of a failure by a Member to make a Capital Contribution that is required by this Agreement cannot be estimated with reasonable accuracy, (ii) that the foregoing provisions of this Section 4.5 shall act as liquidated damages for the default by a Defaulting Member (which each Member hereby agrees are reasonable), and (iii) that the foregoing provisions of this Section 4.5 are also agreed upon by the Members in reliance on Section 18-502(c) of the Delaware Act.

     (h) If a Member is in Default, the remaining Members may make, in proportion to their respective Capital Account, the Capital Contribution not made by such Defaulting Member.
     4.6 Capital Accounts.
     (a) The Company shall maintain for each Member a Capital Account in accordance with the rules of Treasury Regulation §1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the cash amount or the Net Agreed Value of all Capital Contributions made by such Member to the Company with respect to such class pursuant to this Agreement and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated to such Members with respect to such class pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Member with respect to such class pursuant to this Agreement and (y) all items of Company deduction and loss (including Simulated Loss, Simulated Depletion and expenditures of the Company that are neither deductible nor capitalized for federal income tax purposes) computed in accordance with Section 4.6(b) and allocated to such Member with respect to such class pursuant to Section 5.1.
     (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts (including Simulated Depletion, Simulated Gain and Simulated Loss), the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
     (i) Except as otherwise provided in Treasury Regulation §1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
     (ii) Any income, gain or loss, including Simulated Gain or Simulated Loss, attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.
     (iii) In the case of any property the Carrying Value of which differs from its adjusted tax basis, depreciation, cost recovery, amortization and Simulated Depletion shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property.
     (iv) In accordance with the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(f), upon a Member’s contribution to the Company of cash or properties in exchange for an interest in the Company, the Capital Accounts of all Members and the Carrying Values of all Company properties shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Company properties, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such contribution for an amount equal to its Fair Market Value and had been allocated to the Members at such time pursuant to Section 5.1.

     (v) In accordance with the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of an interest in the Company) the Capital Accounts of all Members and the Carrying Value of all Company property (including the Company property to be distributed) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value, and had been allocated to the Members, at such time, pursuant to Section 5.1.
     (c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are generally intended to comply with Treasury Regulation §1.704 1(b) and such provisions generally shall be interpreted and applied in a manner consistent with such Treasury Regulation. If the Company determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to substantially comply with such Regulations, the Company may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 11.2 upon the dissolution of the Company.
     4.7 Member Expenses. Following successful completion of the Exchange Offer, the Company promptly shall pay or reimburse each Institutional Investor and each Management Investor or any of their respective Affiliates for the out-of-pocket expenses it has incurred in connection with its consideration of an investment in the Company, due diligence of the Company, the negotiation, preparation and execution of this Agreement and the Subscription Agreement, and the consummation of the transactions thereunder, including all reasonable out-of-pocket costs related to the conversion and formation of the Company (including the consummation of the Exchange Offer and Merger) incurred by such Member and its Affiliates to the extent that any such costs are not paid directly by the Company.
ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS
     5.1 Allocations for Capital Account Purposes. For purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.6(b)) shall be allocated among the Members in each Fiscal Year as follows:
     (a) Income and Loss Attributable to Fund Units and Sales of Fund Units. Net Income and Net Loss for each Fiscal Year attributable to allocations from the Fund with respect to Fund Units held by the Company, and Net Income and Net Loss generated by the Company from the sale or other disposition of Fund Units held by the Company shall be allocated to the Members as follows:
     (i) Net Income:
     (A) First to all Members to the extent of and in proportion to the remainder, if any, of (x) the cumulative Net Loss allocated to the Members pursuant to Section 5.1(a)(ii)(C) for all prior Fiscal Years minus a cumulative amount of Net Income allocated to Members under this Section 5.1(a)(i)(A) for all prior Fiscal Years;

     (B) Second to all Members to the extent of and in proportion to the amount equal to the remainder, if any, of (x) the cumulative Net Loss allocated to the Members pursuant to Section 5.1(a)(ii)(B) for all prior Fiscal Years minus (y) the cumulative amount of Net Income allocated to the Members under this Section 5.1(a)(i)(B) for all prior Fiscal Years;
     (C) Third to all Members to the extent of and in proportion to the amount equal to the remainder, if any, of (x) the cumulative amount of cash or Net Agreed Value of property distributed to the Members pursuant to Section 5.3 minus (y) the cumulative amount of Net Income allocated to the Members under this Section 5.1(a)(i)(C) for all prior Fiscal Years; and
     (D) Fourth to the Members in proportion to their Sharing Ratios.
     (ii) Net Loss or Loss from disposition:
     (A) First to all Members in proportion to and to the extent of an amount equal to the remainder, if any, of (x) the cumulative amount of net income allocated to each Member pursuant to Section 5.1(a)(i)(D) for all prior Fiscal Years minus (y) a cumulative amount of Net Loss allocated to the Members under this Section 5.1(a)(ii)(A) for all prior Fiscal Years;
     (B) Second to all Members in proportion to their positive adjusted capital account balances to the extent of such adjusted capital account balances; and
     (C) Third to all Members in proportion to their Sharing Ratios.
     (b) Income and Gain Attributable to Fund GP Interest and All Other Sources. Net Income and Net Loss for each Fiscal Year attributable to (i) allocations from the Fund with respect to the Fund GP Interest held by the Company, (ii) allocations from OpCo, (iii) income or loss attributable to the Warrants, and (iv) income or loss from all other sources other than those described in Section 5.1(a), shall be allocated to the Members as follows:
     (i) Net Income:
     (A) First to all Members to the extent of and in proportion to the remainder, if any, of (x) the cumulative Net Loss allocated to the Members pursuant to Section 5.1(b)(ii)(C) for all prior Fiscal Years minus the cumulative amount of Net Income allocated to Members under this Section 5.1(b)(i)(A) for all prior Fiscal Years;
     (B) Second to all Members to the extent of and in proportion to the amount equal to the remainder, if any, of (x) the cumulative Net Loss allocated to the Members pursuant to Section 5.1(b)(ii)(B) for all prior Fiscal Years minus (y) the cumulative amount of Net Income allocated to the Members under this Section 5.1(b)(i)(B) for all prior Fiscal Years;
     (C) Third to all Members to the extent of and in proportion to the amount equal to the remainder, if any, of (x) the cumulative amount of cash or Net Agreed Value of property distributed to the Members pursuant to Section 5.3 minus (y) the cumulative amount of Net Income allocated to the Members under this Section 5.1(b)(i)(C) C) for all prior Fiscal Years; and

     (D) Fourth to the Members in proportion to their Sharing Ratios.
     (ii) Net Loss:
     (A) First to all Members in proportion to and to the extent of an amount equal to the remainder, if any, of (x) the cumulative amount of net income allocated to each Member pursuant to Section 5.1(b)(i)(D) for all prior Fiscal Years minus (y) a cumulative amount of Net Loss allocated to the Members under this Section 5.1(b)(ii)(A) for all prior Fiscal Years;
     (B) Second to all Members in proportion to their positive adjusted capital account balances to the extent of such adjusted capital account balances; and
     (C) Third to all Members in proportion to their Sharing Ratios.
     (c) Special Allocations. Notwithstanding any other provisions of this Agreement, the special allocations described below shall be made for each Fiscal Year in the following priority:
     (i) If there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation §§1.704-2(f)(6), (g)(2), and (j)(2)(i). For purposes of this Section 5.1(c)(i), each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(c) with respect to such taxable period. This Section 5.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation §1.704-2(f) and shall be interpreted consistently therewith.
     (ii) If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation §1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.1(c)(ii) each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to Section 5.1(c), other than (i) above, with respect to such taxable period. This Section 5.1(c)(ii) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulation §1.704-2(i)(4) and shall be interpreted consistently therewith.
     (iii) Nonrecourse Deductions for any taxable period shall be allocated to the Members in proportion to the manner in which they share Company Net Income for such taxable period.
     (iv) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation §1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

     (v) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), (5), or (6) items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
     (vi) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(c)(vi) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(c)(vi) was not in this Agreement.
     (vii) Notwithstanding any of the Agreed Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations if the Required Allocations had not otherwise been provided for in this Section 5.1.
     (viii) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
     (ix) Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Members in proportion to their relative Sharing Ratios at the time of acquisition of such property.
     (x) The Company shall also be authorized to make the special allocations necessary in accordance with Section 4.5(a) and 4.5(b).
     5.2 Allocations for Tax Purposes.
     (a) Except as provided in this Section 5.2, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for Capital Account purposes under Section 5.1.
     (b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Members rather than the Company. Except as provided in Section 5.2(c)(iii), for purposes of such computation, the adjusted tax basis of each oil and gas property shall be allocated among the Members in the same proportion as the Simulated Depletion attributable to such oil and gas property is allocated pursuant to Section 5.1(c)(ix). Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.
     (c) Except as provided in Section 5.2(c)(iii), for the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Members as follows:
     (i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 5.2(b) (without regard to any special allocation of basis under Section 5.2(c)(iii));
     (ii) second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized allocated to each Member under this Section 5.2(c)(ii) will equal such Member’s share of the Simulated Gain recognized by the Company from such sale or disposition.
     (iii) The Members recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at the time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property (referred to as “Section 704(c) Items”) shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for Capital Account purposes under Section 5.1.
     (iv) Any elections or other decisions relating to such allocations shall be made by the Company in any manner that reasonably reflects the purpose and intention of this Agreement.
     (d) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.
     (e) For income tax purposes, allocation of costs, revenues, income, gains, losses, deductions, credits and items of tax preference of the Company, including depletion and depreciation, if applicable, attributable to any assigned interest shall be prorated between the assignor and the assignee on the basis of the number of days such interest was held by each of them during the calendar year or any other reasonable basis determined by the Company which is consistent with section 706 of the Code and applicable Treasury Regulations.
     5.3 Distributions. The Company shall review its accounts at the end of each calendar quarter to determine the amount of Available Cash, if any, for such period. If the Company determines there is Available Cash with respect to such period, the Company shall distribute such Available Cash to the extent set forth below to the Members in the following manner:
     (a) Sharing of Distributions. All distributions attributable to the Membership Interests will be allocated and made to the Members in proportion to their respective Sharing Ratios.
     (b) No Right to Demand Distribution. Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw any amount from or otherwise to receive any distribution from the Company.
     (c) Distribution Restrictions. Unless agreed to in writing by a Required Interest of the Member and subject to the provisions of Section 5.3, the Company will make distributions only in the form of cash or Company Securities, or both.
ARTICLE 6
MANAGEMENT AND OPERATION OF BUSINESS
     6.1 Board of Directors.
     (a) Authority of Directors. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, managers, each of whom shall be referred to herein each as a “Director” or collectively as the “Directors,” and who shall act as a board (when acting as a board, the Directors are referred to herein as the “Board of Directors”).
     (b) Actions Requiring Approval of the Board of Directors. Without in any way limiting the generality of the foregoing, without having obtained the prior approval of the Board of Directors, the Company shall not, and (to the extent it has the legal power and authority) shall cause its subsidiaries (including OpCo) and the Fund not to (in any single transaction or series of related transactions) undertake any of the following actions:
     (i) effect any Acquisitions;
     (ii) effect any Asset Transfers;
     (iii) incur any Indebtedness (not including trade payables incurred in the Fund’s or the Company’s (or any of its subsidiaries’) ordinary course of business);
     (iv) mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Company, or assign any monies owed or to be owed to the Company, except for customary Liens granted in the ordinary course of business or to secure Indebtedness permitted under paragraph (iii) above;

     (v) enter into any merger, exchange or consolidation; effect a recapitalization or reorganization; commence a dissolution, liquidation or winding up of its affairs; or commence, consent to or permit a Bankruptcy;
     (vi) enter into any Commodity Hedging Transaction whereby more than 50% of the Fund’s and/or the Company’s (including its subsidiaries) expected production from the proved developed producing reserves is hedged for the succeeding 12-month period or whereby the term of such hedging transaction exceeds two years;
     (vii) guarantee the performance of any non-financing contract or other obligation of any Person (other than the Company) other than in the ordinary course of business;
     (viii) authorize, offer, issue or sell any securities (other than pursuant to Section 4.2(b)) or a new class or series of any securities or make requests of the Members for Capital Contributions;
     (ix) authorize any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, involving the Company, any of its subsidiaries or the Fund, on the one hand, and any Member (or Transferee) or any Affiliate of any Member (or Transferee), on the other hand (which transaction, once approved by the Required Interest of the Members, will be presumed to be fair to the Company, such subsidiary, or the Fund, as the case may be), provided that the Membership Interest of the Member (or Transferee) (or Affiliate thereof) party to the proposed transaction will not be considered in the determination of the Required Interest of the Members;
     (x) approve the Company’s (including its subsidiaries’) or the Fund’s operating budget or any changes thereto;
     (xi) approve any change in the Fund’s or the Company’s Accountant;
     (xii) determine the reserve applicable to distributions of cash and other property as provided in Article 5;
     (xiii) appoint the Company’s independent petroleum engineers;
     (xiv) compromise or settle any lawsuit, administrative matter or other dispute where the amount the Company, its subsidiary or the Fund may recover or be obligated to pay, as applicable, is in excess of (A) $500,000, if the Fair Market Value of the assets then owned by the Company is less than $50,000,000, (B) $1,000,000, if the Fair Market Value of the assets then owned by the Company is equal to or greater than $50,000,000 but less than $100,000,000; and (C) $2,500,000, in all instances other than as described in the foregoing clause (A) or (B);
     (xv) to amend, modify or change in any material respect any material agreement to which the Company is a party, which for purposes of this Section 6.1(b) shall include (A) any contract, agreement, document, instrument or series of contracts, agreements, documents, instruments that would obligate the Company to expend, incur or transfer assets with a value of) $1 million or more, or which cannot be terminated by the Company upon notice of 60 days or less and (B) any grant letter by and between the Company and an Eligible Recipient;

     (xvi) to amend the formation documents or other governing documents of OpCo or the Fund;
     (xvii) to enter into any transaction with any Affiliate of the Company, or any officer, director or employee of the Company or any Affiliate of any officer, director or employee of the Company; or
     (xviii) take any action, authorize or approve, or enter into any binding agreement with respect to the foregoing.
     (c) Designation of Directors. The Board of Directors shall generally act with respect to Company matters (including subsidiary and Fund matters) in a manner similar to that of the board of directors of a corporation, and specifically:
     (i) Except as expressly provided to the contrary below, (A) the Board of Directors shall at all times consist of seven members, each of whom will be designated annually as hereinafter provided, (B) subject to Sections 6.1(c)(ii), (iii) and (iv), all Directors shall be elected by the Members on a plurality basis and (C) at least four of the members shall (1) have relevant industry experience and (2) be Independent.
     (ii) For as long as Lehman and its Affiliates in the aggregate own Membership Interests with an aggregate Sharing Ratio that is equal to or greater than 34% of the aggregate Sharing Ratio of the Membership Interests owned by Lehman and its Affiliates immediately following the Effective Date, Lehman shall have the right to designate two Directors to the Board of Directors, one of which shall be Independent; and for as long as Lehman and its Affiliates in the aggregate own Membership Interests with an aggregate Sharing Ratio that is equal to or greater than 20% but less than 34% of the Membership Interests owned by Lehman and its Affiliates immediately following the Effective Date, Lehman shall have the right to designate one Director to the Board of Directors (such designees are referred to herein as the “Lehman Directors”);
     (iii) For as long as Ospraie and its Affiliates in the aggregate own Membership Interests with an aggregate Sharing Ratio that is equal to or greater than 34% of the aggregate Sharing Ratio of the Membership Interests owned by Ospraie and its Affiliates immediately following the Transfer Closing Date, Ospraie shall have the right to designate a total of two Directors to the Board of Directors, one of which shall be an Independent Director; and for as long as Ospraie and its Affiliates in the aggregate own Membership Interests with an aggregate Sharing Ratio that is equal to or greater than 20% but less than 34% of the Membership Interests owned by Ospraie and its Affiliates immediately following the Effective Date, Ospraie shall have the right to designate a total of one Director to the Board of Directors (such designees are referred to herein as the “Ospraie Directors”; and together with the Lehman Directors, the “Investor Directors”);
     (iv) For so long as either of the Management Investors shall be employees of the Company, the Management Investors shall designate one Director to the Board of Directors, which designee shall be a Management Investor or another Person reasonably acceptable to the Institutional Investors (such designee is referred to herein as the “Management Director”); and
     (v) The Investor Directors and the Management Director shall mutually designate two additional Directors to the Board of Directors, each of which shall be Independent Directors. Commencing on the date hereof, the Board of Directors shall be composed of such designees, each of whom shall serve until his successor is duly selected in accordance with this Agreement and qualified or until such individual’s death, resignation or removal.
     (vi) The Board of Directors member initially designated by the Management Investors is Scott W. Smith. The Board of Directors members initially designated by Lehman are J. Robert Chambers and Richard G. Zepernick, Jr. The Board of Directors members initially designated by Ospraie are John Duryea and ______. All such designations by the Institutional Investors shall be effective at 9:00 a.m. New York City time on the day immediately following consummation of the Exchange Offer. The Board of Directors members initially designated by the Investor Directors and the Management Director are Mark J. Warner and [Jacob Roorda,] [S.P. Johnson IV]. The Board of Directors shall appoint a chairman from among them (the “Chairman”). Initially, the Chairman shall be Scott W. Smith. Each member of the Board of Directors will serve until his successor has been designated or until his earlier death, resignation or removal as provided below.
     (vii) Each of the Institutional Investors and the Management Investors shall have the power and authority to remove any member of the Board of Directors appointed by it by delivering written notice of such removal to the other and to the Company. Vacancies on the Board of Directors shall be filled by the Members that appointed the Board of Directors member previously holding the position that is then vacant.
     (viii) Each Board of Directors member shall be entitled to cast one vote with respect to any decision made by the Board of Directors. The Board of Directors shall meet no less often than quarterly at the offices of the Company or at such other places as it shall determine (unless such meeting shall be waived by all members thereof) or on the call of any two members upon five Business Days’ notice to all members. Participation in a meeting of the Board of Directors pursuant to this Section 6.1(c)(viii) shall constitute presence in person at such meeting and shall constitute a waiver of notice of such meeting, except where a member so attends a meeting of the Board of Directors for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. The Board of Directors may conduct its meetings through the use of any means of communication by which all members participating may hear each other during the meeting. An agenda for each meeting shall be prepared in advance by the Chairman but any matter, whether or not on the agenda, may properly come before the meeting. At all meetings of the Board of Directors, the presence of a majority of all members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business. At a meeting at which a quorum is present, the act of a majority of all members of the Board of Directors (not merely a majority of the quorum) shall be the act of the Board of Directors; provided, however, that if a quorum shall not be present at any meeting of the Board of Directors, the members present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally convened.
     (ix) Any action that may be taken at any meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the members of the Board of Directors holding at least the minimum percentage of the aggregate votes entitled to be cast that would be necessary to take such action at a meeting of the Board of Directors at which all members of the Board of Directors entitled to vote on the action were present and voted. Prompt notice of the taking any action by the Board of Directors without a meeting by less than the unanimous written consent shall be given to those members who did not consent in writing to the action. A telegram, telex, cablegram, or similar transmission by a Director, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Director, shall be regarded as signed by the Director for purposes of this Section 6.1(b)(ix).
     (x) The Board of Directors may designate one or more committees, each such committee consisting of one or more of the members of the Board of Directors. Subject to the rules of any stock exchange or self-regulatory organization, each committee shall consist of a number of Lehman and Ospraie representatives proportionate to the Lehman and Ospraie representation on the Board of Directors, and in each case not less than one Lehman representative and one Ospraie representative. The Board of Directors shall have, at a minimum, audit and conflicts committees (the “Audit Committee” and “Conflicts Committee,” respectively). The initial members of the Audit Committee shall be Mark J. Warner, Richard G. Zepernick, Jr. and [______]. The initial members of the Conflicts Committee shall be Jacob Roorda, Richard G. Zepernick, Jr. and [Ospraie designee]. Any member of the Audit Committee may also serve on the Conflicts Committee. Any committee designated by the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Company as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors with regard to amending this Agreement. Such committee or committees shall have such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors. Any committee designated in accordance with this Section 6.1(b)(x) shall choose its own chairman and secretary, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee or the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of all the members (not merely a majority of the quorum) shall be necessary for the adoption of any resolution. The Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.
     (xi) Without limiting the applicability of any other provision of this Agreement, including the other provisions of this Article 6, the following provisions shall be applicable to the Board of Directors and the members thereof:
     (A) The Board of Directors and the members thereof and the decisions of the Board of Directors shall have the benefit of the business judgment rule to the same extent as the Board of Directors, such members and such decisions would have the benefit of such rule if the Board of Directors were a Board of Directors of a Delaware corporation; and

     (B) Except to the extent expressly provided to the contrary in Section 6.2, the members of the Board of Directors shall have the same duties of care and loyalty as such persons would have if such persons were Directors of a Delaware corporation, but in no event shall any member of the Board of Directors be liable for any action or inaction for which indemnification is provided under Section 6.4.
     (xii) In the event that a vote of the Members is required to appoint a Director of the Company, each Member agrees to vote for the Directors designated in accordance with this Section 6.1(b)(xii).
     (xiii) Members of the Board of Directors who are employees of the Company or employees of the Institutional Investors will not be paid any fee for serving on the Board of Directors but will be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board of Directors.
     (xiv) Regular meetings of the Board of Directors shall be held quarterly at such times and places as the Board of Directors may from time to time determine.
     (d) Meetings of Board of Directors.
     (i) Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.
     (ii) Regular meetings of the Board of Directors, of which no notice shall be necessary, shall be held at such times and places as may be fixed from time to time by resolution adopted by the Board of Directors and communicated to all Directors. Except as otherwise provided by statute, the Certificate of Formation, or this Agreement, any and all business may be transacted at any regular meeting.
     (iii) Special meetings of the Board of Directors may be called on 72 hours’ written notice (effective upon receipt) to each Director, either personally or by facsimile, electronic transmission, overnight courier, or telegram by the Management Director or by any Member(s) holding in aggregate a Sharing Ratio equal to at least 20%. Except as may be otherwise expressly provided by statute, the Certificate or this Agreement, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
     (iv) The officer presiding over any meeting of the Board of Directors (in accordance with Section 6.8) shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as determined by him to be in order.
     6.2 Outside Activities; Duties of Directors.
     (a) Except as limited by any other provisions of this Agreement, the Members who are not employees of the Company or its subsidiaries and the Affiliates of such Members and the members of the Board of Directors who are not employees of the Company may have business interests and engage in business activities in addition to those related to the Company, including interests in and activities related to the businesses described in Section 3.1 or otherwise competitive with the business of the Company and neither the Company nor any other Members shall have any rights in such other business interests or activities or in any income or profits therefrom and such Members shall be under no obligation to present outside corporate opportunities to the Board of Directors or the other Members. However, it is expressly understood and agreed that the Management Investors and their Affiliates shall not participate in any activity that is competitive with the Company without the prior written consent of the Board of Directors.
     (b) To the fullest extent permitted by the Delaware Act, a Person, in performing his duties and obligations as a Director under this Agreement, shall be entitled to act or omit to act at the direction of the Member(s) that designated such person to serve on the Board of Directors, considering only such factors, including the separate interests of the designating Member(s), as such Director or Member(s) choose to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Member(s), on the one hand, and the Director or Member(s) designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law, rule or regulation) on the part of such Director or Member(s) to the Company or any other Director or Member of the Company.
     (c) The Members (and the Members on behalf of the Company) hereby (i) agree that (A) the terms of this Section 6.2, to the extent that they modify or limit a duty or other obligation, if any, that a Director may have to the Company or any other Member under the Delaware Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 6.2 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Director may have to the Company or another Member, under the Delaware Act or any other applicable law, rule or regulation; and (ii) waive to the fullest extent permitted by the Delaware Act any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Delaware Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 6.2.
     (d) The Members (and the Members on behalf of the Company) acknowledge, affirm and agree that (i) the Institutional Investors would not be willing to make an investment in the Company, and no person designated by any of the Institutional Investors to serve on the Board of Directors would be willing to so serve, in the absence of this Section 6.2, and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Delaware Act.
     6.3 Company Funds. All cash funds of the Company held by the Company shall, as soon as reasonably practicable, be deposited in one or more separate accounts maintained by or in the name of the Company.
     6.4 Indemnification of Members and their Affiliates. The Company shall indemnify and hold harmless the Company, the Board of Directors, the Members, any of their respective Affiliates, any of their respective employees, agents, Directors, managers and officers (individually, an “Indemnitee”) as follows:
     (a) In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that it, he or she is or was a member of the Board of Directors, a Member, an Affiliate of any such Member, an employee, agent, Director, manager or officer of the Company or an Affiliate of the Company involving an alleged cause of action arising from the activities of such Indemnitee and which activities were on behalf of the Company, its property, business or affairs, the Company shall indemnify such Indemnitee against any and all losses, claims, demands, liabilities, costs and expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding if such Indemnitee acted in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Company and if the Indemnitee’s conduct does not constitute gross negligence or willful or wanton misconduct. THE MEMBERS RECOGNIZE THAT AN INDEMNITEE MAY BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner that he or it reasonably believed to be in, or not opposed to, the best interests of the Company, nor shall any such termination of a proceeding, of itself, create a presumption that the Indemnitee was grossly negligent or was guilty of willful or wanton misconduct unless a specific finding to such effect is included in such judgment, order, settlement, conviction or plea.
     (b) Expenses (including reasonable legal fees and expenses) incurred in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction pursuant to a final non-appealable order or otherwise, that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.
     (c) If a claim or assertion of liability is made or asserted by a third party against an Indemnitee, which, if prevailed upon by any such third party, would result in the Indemnitee being entitled to indemnification pursuant to this Section 6.4, the Indemnitee will forthwith give to the Company written notice of the claims or assertion of liability and request the Company to defend the same. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to the Indemnitee except to the extent that such failure materially prejudices the Company’s legal position. The Company will have the obligation to defend against such claim or assertion (if the Indemnitee is entitled to indemnification pursuant to this Section 6.4), and the Company will give written notice to the Indemnitee of acceptance of the defense of such claim and the name of the counsel selected by the Company to defend such claim. The Indemnitee will be entitled to participate with the Company in such defense and also will be entitled at its option (and expense) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claim or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Indemnitee will have the right to employ counsel for such defense at the expense of the Company (unless the Indemnitee is not entitled to indemnification under this Section 6.4). The Company and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense.
     (d) No Indemnitee will be entitled to indemnification under this Section 6.4 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim and the Company desires to accept and agree to such offer, the Company will give written notice of settlement to the Indemnitee to that effect. If the Indemnitee fails to consent to the settlement offer within 10 days after receipt of the notice of settlement, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the notice of settlement and which are otherwise the responsibility of the Company pursuant to this Section 6.4.

     (e) Any such indemnification shall be made only out of the assets of the Company, and in no event may an Indemnitee subject the Members or the Company to personal liability for the obligation of the Company to indemnify contained in this Section 6.4.
     (f) The indemnification provided by this Section 6.4 shall be in addition to any other rights to which those indemnified may be entitled, in any capacity, under any agreement, vote of the Members, as a matter of law or otherwise and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (g) To the extent obtainable on reasonable terms, the Company may purchase and maintain insurance on behalf of the Indemnitees or liability insurance on behalf of the Company relating to claims for indemnification against any liability which may be asserted against or expense which may be incurred by such Persons in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.
     (h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (i) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Persons.
     6.5 Liability of Members and Their Affiliates. Notwithstanding anything to the contrary in the Agreement, neither the Company, members of the Board of Directors, the Members, any of their respective Affiliates nor any of their respective directors, officers, partners, managers, employees, agents, (a “Covered Person”) shall be liable for monetary damages to the Company, the Members or Assignees or any other Persons who have acquired interests in Company Securities for losses sustained or liabilities incurred as a result of any errors in judgment or for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was criminal. THE MEMBERS RECOGNIZE THAT SUCH EXCULPATION FROM LIABILITY RELATES TO ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that any Person was grossly negligent or was guilty of willful or wanton misconduct.
     6.6 Other Matters Concerning Board of Directors.
     (a) The members of the Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, conveyance or other paper or document believed by any of them to be genuine and to have been signed or presented by the proper party or parties.
     (b) The members of the Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, engineers, geologists, geophysicists and other consultants and advisers selected by them (which may include employees of the Company) and any opinion of such Person as to matters which the Board of Directors reasonably believe to be within its professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by the Board of Directors hereunder in good faith and in accordance with such opinion.
     6.7 Certain Decisions.
     (a) Unless otherwise expressly provided in this Agreement or any other agreement contemplated herein, (i) whenever a conflict of interest exists or arises between the Company, any of its Affiliates or a member of the Board of Directors, on the one hand, and the Company or any Member, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Company or the Board of Directors shall act in a manner which is, or provide terms which are, fair and/or reasonable to the Company or any Member, the Company or the Board of Directors, as the case may be, shall resolve such conflict of interest, take such action or provide such terms, considering, in each case, the relative interest of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles, the resolution, action or terms so made, taken or provided by the Company or the Board of Directors shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other applicable law, rule or regulation.
     (b) Whenever in this Agreement or any other agreement contemplated herein, the Company, any of its Affiliates or the Board of Directors is permitted or required to make a decision with “good faith” or under another express standard, the Company, any such Affiliate or the Board of Directors shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or under the Delaware Act or any other applicable law, rule or regulation.
     6.8 Officers.
     (a) Designation of Officers. The Members or the Board of Directors may designate one or more persons to fill one or more officer positions of the Company. Such officers may include Chief Executive Officer, Chief Financial Officer, President, Vice President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary. No officer need be a resident of the State of Delaware. The Board of Directors may assign titles to particular officers. Each officer will hold office until his successor will be duly designated and will qualify to hold such office, or until his death or until he will resign or will have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company may be fixed from time to time. Unless the Board of Directors specify otherwise, the assignment of such title will constitute the delegation to such officer of the authority and duties set forth below and those that are normally associated with that office:
     (i) Chief Executive Officer. The Chief Executive Officer will generally and actively manage the business of the Company and will see that all orders and resolutions of the Members and the Board of Directors are carried into effect. The Chief Executive Officer will only report to the Board of Directors.
     (ii) President. The President will be the chief operating officer of the Company and have general executive powers to manage the operations of the Company. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President will perform the duties and exercise the powers of the Chief Executive Officer.

     (iii) Chief Financial Officer. The Chief Financial Officer will be the principal financial officer of the Company.
     (iv) Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any such designation, then in the order of their election or appointment) will perform the duties of the President, and when so acting, will have all the powers of and be subject to all the restrictions upon the President.
     (v) Secretary. The Secretary will keep the minutes of the meetings of the Company and of the Board of Directors, and will exercise general supervision over the files of the Company. The Secretary will give notice of meetings and will perform other duties commonly incident to such office.
     (vi) Assistant Secretary. At the request of the Secretary or in the Secretary’s absence or inability to act, the Assistant Secretary will perform part or all of the Secretary’s duties.
     (vii) Treasurer. The Treasurer will have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Company and he will determine that funds belonging to the Company are kept on deposit in Company accounts. The Treasurer will determine that accurate accounting records are kept, and the Treasurer will render reports of the same and of the financial condition of the Company to the Parties or the Board of Directors at any time upon request. The Treasurer will perform other duties commonly incident to such office, including, but not limited to, the execution of tax returns.
     (viii) Assistant Treasurer. At the request of the Treasurer or in the Treasurer’s absence or inability to act, the Assistant Treasurer will perform part or all of the Treasurer’s duties.
     (b) Resignation of Officers. Any officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board of Directors; provided, however, that such removal will be without prejudice to the contract rights, if any, of the officer so removed. Designation of an officer will not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the applicable Committee or the Members.
     6.9 Duties of Officers. Each officer will devote such time, effort, and skill to the Company’s business affairs as he or she deems necessary and proper for the Company’s welfare and success.
     6.10 Action by Written Consent. Any action or approval provided herein to be taken at a meeting of the Members may, in lieu of a meeting, be taken and evidenced by written consent signed by the requisite percentage of Members.

ARTICLE 7
RIGHTS AND OBLIGATIONS OF MEMBERS
     7.1 Limitation of Liability. The Members shall have no liability to the Company or its creditors except as expressly provided in this Agreement or as otherwise provided in the Delaware Act.
     7.2 Management of Business. No Member, in its capacity as such, shall take part in the control (within the meaning of the Delaware Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by a Director, officer, employee or agent of the Company or its Affiliates in his or its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Member or Transferee under this Agreement.
     7.3 Outside Activities. Except as limited by any other provisions of this Agreement or the provisions of any written employment agreement with the Company to which such Member may be a party, a Member may have business interests and engage in business activities in addition to those related to the Company, including interests in and activities related to the businesses described in Section 3.1 or otherwise competitive with the business of the Company and neither the Company nor any other Members shall have any rights in such other business interests or activities or in any income or profits therefrom.
     7.4 Return of Capital. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement and subject to applicable law.
     7.5 Rights of Members Relating to the Company. In addition to other rights provided by this Agreement (including the right to vote on matters for which the right to vote is provided to the Members hereunder), the Delaware Act or by applicable law, and except as limited by Section 7.6, each of the Members shall have the following rights relating to the Company:
     (a) to inspect and copy any of the Company’s books and records, but such inspection and copying shall be at the Member’s own expense and during normal business hours;
     (b) to have on demand true and full information of all things affecting the Company and a formal accounting of Company affairs whenever circumstances, but the furnishing of such information or conducting such accounting shall be at the expense of the Member requesting the same; and
     (c) to have furnished to it, on its written request, a copy of this Agreement and the Certificate of Membership and all amendments thereto.
     7.6 Confidentiality.
     (a) The Members agree that all Confidential Information (as defined below) shall be kept confidential by the Members as required by this Section 7.6; provided, however, that any of such Confidential Information may be disclosed (i) to such employees, officers, Directors, managers, spouses, counsel, prospective purchasers of a Membership Interest, financiers, and authorized representatives and agents of any such Member (“Recipients”) as need to know such information for the purpose of making decisions concerning the Company or such Member’s investment therein (provided, further, that the Recipients shall be informed by such Member in its reasonable best efforts of the confidential nature of such information and shall be required to treat such information confidentially), (ii) to the extent necessary in connection with the exercise of any remedy hereunder or under any of the transaction documents referred to herein, (iii) to the extent otherwise approved by the Company, (iv) to the extent that such Member or such Member’s Recipients is required by applicable law (including its disclosure obligations pursuant to applicable federal and state securities laws) and (v) to the extent that such Member or such of its Recipients is legally compelled to do so, provided that the Member or such Member’s Recipients (A) notifies the Company regarding such disclosure prior to making such disclosure, (B) discloses only that portion of the Confidential Information as is legally required, and (C) uses reasonable best efforts to ensure that the party to which such Confidential Information is provided agrees to keep it confidential.
     (b) The term “Confidential Information” means all information regarding the activities of the Company, obtained by or on behalf of such Member from any other Member or the Company pursuant to this Agreement and all similar information obtained from the other Members by or on behalf of such Member on or after the Effective Date, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by such Member or any of its Recipients, (ii) was or becomes available to such Member on a nonconfidential basis prior to disclosures to such Member by another Member or the Company, or (iii) was or becomes available to such Member from a source other than another Member or the Company, provided that such source is not known by such Member to be bound by a confidentiality agreement with the Company.
     (c) Each Member acknowledges and agrees that instances may arise when (i) the Company determines that the disclosure of certain Confidential Information pertaining to the Company or its activities is not in the best interests of the Company or could damage the Company or its business, or (ii) the Company or an Affiliate thereof is subject to a valid and effective agreement with a third party prohibiting the Company or such Affiliate from distributing or otherwise disseminating to another party (including a Member) certain information, such as Confidential Information pertaining to Company activities.
     (d) The terms of this Section 7.6 shall survive until the earliest to occur of (i) the date following one year from the commencement of the liquidation of the Company or (ii) the date following one year from the date of termination of the Member’s interest in the Company.
     7.7 Special Actions.
     (a) Required Member Consent. Without the prior written approval of the Required Interest of the Members, the Company shall not, and (to the extent it has the legal power and authority) shall cause its subsidiaries (including OpCo) and the Fund not to (in a single transaction or series or related transactions designed to circumvent the monetary limits set forth herein) undertake any of the following actions:
     (i) make, during any one-year period, expenditures in excess of $15.0 million for one or more Acquisitions;
     (ii) effect, during any one-year period, Asset Transfers involving assets valued at or resulting in net proceeds of more than $15.0 million in the aggregate (computed by reference to the Fair Market Value of the assets Transferred);
     (iii) incur any Indebtedness (not including trade payables incurred in the Fund’s or the Company’s (or any of its subsidiaries’) ordinary course of business) on behalf of the

Fund or the Company (or any of its subsidiaries) of more than $5.0 million outstanding at any one time;
     (iv) mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Company, or assign any monies owed or to be owed to the Company, except for customary Liens granted in the ordinary course of business or to secure Indebtedness permitted under paragraph (iii) above;
     (v) enter into any merger, exchange or consolidation; effect a recapitalization or reorganization; commence a dissolution, liquidation or winding up of its affairs; or commence, consent to or permit a Bankruptcy;
     (vi) authorize, offer, issue or sell any securities (other than pursuant to Section 4.2(b)) or a new class or series of any securities resulting, in any one-year period, in proceeds in excess of $1.0 million, or make one or more requests of the Members for Capital Contributions in excess of $1.0 million in any one-year period;
     (vii) approve, or otherwise modify any existing arrangements with respect to, compensation for members of the Board of Directors;
     (viii) appoint or remove any executive officer, enter into or modify or amend in any material respect any employment agreement with any officer or hire any person on other than an at “at-will” basis or terminate any person employed on other than such basis;
     (ix) admit any new partner, member, shareholder or other Equity Interest owner to any subsidiary of the Company;
     (x) authorize material transactions not in the ordinary course of business;
     (xi) redeem or repurchase any securities;
     (xii) to amend the formation documents or other governing documents of such Persons;
     (xiii) approve of any transaction with any Affiliate of such Persons, or any officer, director or employee of such Persons, or any Affiliate of any officer, director or employee of such Persons; or
     (xiv) take any action, authorize or approve, or enter into any binding agreement, or otherwise obligate the Company, any of its subsidiaries or the Fund, with respect to the foregoing.
     (b) Member approval of or agreement to any matter specified in this Section 7.7, may be withheld by any Member for any reason whatsoever, in each Member’s sole and absolute discretion.
     7.8 Votes. Each Member will be entitled to one vote (or a fraction thereof) per one-percent of Sharing Ratio (or fraction thereof) of Membership Interest held by such Member, as reflected in the transfer records of the Company; provided, however, that for purposes of determining a quorum or a required interest for approval, the Membership Interest of any relevant Member will not be counted and such interest will be apportioned by interest among the remaining Members as applicable if the relevant Member is not permitted to vote under this Agreement for any reason, including if the relevant Member is in Default or is not deemed to be a Substituted Member.
ARTICLE 8
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     8.1 Records and Accounting. The Company shall keep or cause to be kept appropriate books with respect to the Company’s business, which books shall at all times be kept at the principal office of the Company. The books of the Company shall be maintained, for financial reporting purposes, in accordance with generally accepted accounting principles and in accordance with the Income Tax Method of Accounting.
     8.2 Fiscal Year. The Fiscal Year of the Company shall be the calendar year.
     8.3 Reports. The Company shall use its reasonable best efforts to deliver to the Members the following financial statements, reports and other information at the times indicated below:
     (a) Quarterly within 45 days after the end of each quarter except the last calendar quarter of each Fiscal Year, financial statements with respect to such quarter, including income statements, balance sheets, cash flow statements and statements of members’ equity, presented in accordance with generally accepted accounting principles and in accordance with the Income Tax Method of Accounting, but without footnotes and subject to normal year-end adjustments, all certified by the Chief Financial Officer of the Company to the effect that such financial statements present fairly in all material respects the financial condition and results of operation of the Company.
     (b) Annually within 90 days after the end of each Fiscal Year, unqualified financial statements, including income statements, balance sheets, cash flow statements and statements of members’ equity with respect to such Fiscal Year, which financial statements shall be presented in accordance with generally accepted accounting principles and in accordance with the Income Tax Method of Accounting and accompanied by the report of the Accountant stating that an audit of such financial statements has been made in accordance with generally accepted auditing standards and that in its opinion such financial statements present fairly the financial condition, results of operations, and cash flows of the Company in accordance with generally accepted accounting principles consistently applied, all certified by a managing member of the Company to the effect that such financial statements present fairly in all material respects the financial condition and results of operation of the Company.
     (c) Annually within 75 days after the end of each Fiscal Year, the Company’s schedule K-1 filed with respect to the Company.
ARTICLE 9
TAX MATTERS
     9.1 Tax Returns; Company Status; Elections.
     (a) Except as otherwise provided, the Company shall cause to be prepared and filed all necessary federal, state and local tax returns for the Company and reports as may be required as a result of the business of the Company.

     (b) The Company intends to be classified as a partnership for federal and state income tax purposes. No election shall be made by the Company or by any Member to cause the Company to be treated as an association taxable as a corporation for federal or state income tax purposes or to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state laws.
     (c) To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the date hereof, the Company is hereby authorized and directed to elect a safe harbor under which the Fair Market Value of any units issued for services (the “Service Units”) granted after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Service Units (i.e., a value equal to the total amount that would be distributed under Section 11.2(d), with respect to such units in a Hypothetical Liquidation occurring immediately after the issuance of such Service Units and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their Fair Market Values instead of their book values). In the event that the Company makes a safe harbor election as described in the preceding sentence, the Company and each Member hereby agree to comply with all safe harbor requirements with respect to Transfers of the Service Units while the safe harbor election remains effective.
     (d) Each Member agrees not to file any tax return or other statement materially inconsistent with either (i) the Forms 1065 and related state income tax returns as filed by the Company for each Fiscal Year, or (ii) the form of the transactions contemplated by this Agreement and any related documents executed by the Members or the Company as provided herein, unless required to do so as a result of adjustments to the Company’s tax returns required pursuant to a final nonappealable administrative judicial proceeding.
     (e) Except as otherwise provided herein, the Company shall, subject to the approval of the Board of Directors, determine whether to make any other available tax election.
     9.2 Tax Matters Partner. The Board of Directors shall from time to time designate a Member to act as the “tax matters partner” under section 6231(a)(7) of the Code. The Company shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner and shall forward to each other Member copies of all significant written communications it may receive in such capacity, in each case within five days. This Section 9.2 is not intended to authorize the tax matter partner to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code. In no event shall the “tax matters partner” settle any tax disputes with the Internal Revenue Service or any other taxing authority or take any action that would be materially adverse to the Institutional Investors, in each case, without the consent of the Institutional Investors.
     9.3 Withholding. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold or pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution to such Member to the extent that the Member (or any successor to such Member’s Membership Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member pursuant to this Section 9.3 for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest at the Prime Plus Rate, which interest shall be treated as an item of income to the Company, until discharged by such Member by repayment, which may be made in the discretion of the Company out of distributions to which such Member would otherwise be subsequently entitled. Any withholdings authorized by this Section 9.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an Opinion of Counsel or other evidence, satisfactory to the Company, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE 10
TRANSFER OF INTERESTS
     10.1 Transfers of Membership Interests. No Membership Interest shall be Transferred, in whole or in part, other than Transfers effected in compliance with this Article 10. Each Transfer of a Membership Interest, in whole or in part, shall be made in accordance with the terms and conditions set forth in this Article 10. Any Transfer or purported Transfer of any Membership Interest not made in accordance with this Article 10 shall be null and void ab initio.
     10.2 Right of First Refusal.
     (a) At any time prior to the consummation of a Qualified IPO, any Member or Transferee desiring to Transfer, other than in an Exempt Transfer or a transaction subject to Section 10.4, all or any portion of its Membership Interest or a pledge of securities made in Compliance with Section 10.7 (a “Transferring Person”) to a ready, willing and able proposed Transferee, shall first offer to Transfer such Membership Interest or portion thereof (the “Subject Interest”) to the other Members (the “Non-Transferring-Persons”) as a group. Such offer will be made by an irrevocable written offer (the “Transfer Offer Notice”) to Transfer all of the Subject Interest and will contain a complete description of the transaction (the “Proposed Transaction”) in which the Transferring Person proposes to Transfer the Subject Interest, including the name of the proposed Transferee (including any significant beneficial owners thereof) and the consideration specified. The Non-Transferring Persons will have 30 days (the “Transfer Option Period”) after actual receipt of the Transfer Offer Notice within which to advise the Transferring Person whether or not they will acquire the Subject Interest upon the terms and conditions contained in the Transfer Offer Notice. If, within the Transfer Option Period, one or more Non-Transferring Persons elects to acquire the Subject Interest, then such Non-Transferring Person or Persons will close such transaction in accordance with Section 10.2(d) no later than the later to occur of (A) the closing date set forth in the Transfer Offer Notice or (B) 60 days after the last day of the Transfer Option Period.
     (b) If any Non-Transferring Person does not elect to acquire its proportionate share of the Subject Interest being Transferred, the remaining Non-Transferring Persons will have the right to acquire an equal and undivided portion of the remaining Subject Interest based on the relation of such Member’s Sharing Ratio to the Sharing Ratio of all Non-Transferring Persons desiring to acquire a portion of the Subject Interest. The right herein created in favor of the Non-Transferring Persons as a group is an option to acquire all, or none, of the Subject Interest. If the Non-Transferring Persons as a group decline to acquire all of the Subject Interest in accordance with this Section, the Transferring Persons may Transfer such Subject Interest, no later than 60 days after the end of the Transfer Option Period, to the Transferee named in the Transfer Offer Notice upon the terms described in such Transfer Offer Notice. If such Transfer does not timely occur in accordance with the terms of such Transfer Offer Notice, the Transferring Persons and the Subject Interest will again be subject to the provisions of this Section 10.2.

     (c) Upon consummation of any Transfer described in this Section 10.2 (whether to a Member or any other Person), the Transferee and its Membership Interest will automatically become a party to, and be bound by, this Agreement and will thereafter have all of the rights and obligations of a Transferee hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 10.2 must also comply with and be governed by this Agreement, including any restrictions on Transfers therein and on any Transferee becoming a Substituted Member.
     (d) If the Proposed Transaction (or any other transaction that is contingent upon the Proposed Transaction, and/or any other transaction on which the Proposed Transaction is contingent), contemplates the transfer of any asset property, interest or right other than the Subject Interest (“Other Assets”) to the proposed Transferee or any Affiliate thereof, then the Transferring Person will disclose in its Transfer Offer Notice (A) the Subject Interest, (B) the Other Assets, (C) the aggregate Fair Market Value of cash, cash equivalents and Non-Cash Consideration that is to be paid in exchange for the Subject Interest and the Other Assets and (D) the Transferor’s determination of the percentage of such aggregate Fair Market Value of cash, cash equivalents and Non-Cash Consideration to be paid that is attributable to the Subject Interest, based on the relationship of the value of the Subject Interest to the value of the Subject Interest plus the Other Assets. If a majority in interest of the Non-Transferring Persons (calculated based on Sharing Ratios) disagree with such determination of the values in clauses (C) or (D) above, they will notify the Transferring Person of such disagreement within five Business Days of receiving the Transfer Offer Notice. If such dispute is not resolved within five Business Days after the delivery by such Non-Transferring Persons of such notice, the Transferring Person or any such Non-Transferring Persons may submit such dispute to binding arbitration by delivering an arbitration notice to the other relevant Persons and the Company. The Person initiating arbitration will also simultaneously file duplicate copies of its notice of arbitration with the regional office of the CPR Institute covering Houston, Texas, together with the appropriate fee as provided in the CPR Institute’s administrative fee schedule. The notice of arbitration will contain a brief description of the nature of the dispute to be arbitrated. With respect to any such arbitration, the Members hereby agree that: (A) the single arbitrator will be an appraiser or investment banking firm having expertise in the valuation of the types of assets represented by the Subject Interest, the Other Assets and the Non-Cash Consideration; (B) the arbitration proceedings will be held in Houston, Texas at such location selected by the arbitrator; (C) all arbitration proceedings under this Section 10.2(d) will be conducted in accordance with the Commercial Arbitration Rules of the CPR Institute, as then amended and in effect; and such rules will be interpreted and applied and questions regarding the arbitration process not resolved under such rules will be determined in accordance with the Uniform Arbitration Act, as enacted in the State of Delaware; provided, however, that the arbitrator will resolve such dispute with respect to the application and/or interpretation of such rule or rules within 10 days from the date the applicable notice of arbitration was submitted to the other relevant parties, the Company and the CPR Institute; (D) within five Business Days following the receipt of the initial arbitration notice by the Company, the Transferring Person and a designee of the majority in interest of the Non-Transferring Persons (calculated based on Sharing Ratios) will each submit to each of the other Persons, the Company and the CPR Institute a response in which it proposes a single determination of (I) the aggregate Fair Market Value of cash, cash equivalents and Non-Cash Consideration that is to be paid in exchange for the Subject Interest and the Other Assets and (II) the percentage of such aggregate Fair Market Value of cash, cash equivalents and Non-Cash Consideration to be paid that is attributable to the Subject Interest, based on the relationship of the value of the Subject Interest to the value of the Subject Interest plus the Other Assets; and (E) the arbitrator will be required to select, with respect to each of clauses (I) and (II), individually, either the determination of the Transferring Person or the determination of the designee of such majority in interest. The consideration for the Subject Interest will then be an amount of money, payable in cash, equal to the value attributable to the Subject Interest, as so determined.

     (e) If any portion of the consideration set forth in the Transfer Offer Notice is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) (“Non-Cash Consideration”), the Transferring Person will state in its Transfer Offer Notice its determination of the aggregate Fair Market Value of such Non-Cash Consideration (which, in the case of marketable securities, will be the market price of such securities). If a majority in interest of the Non-Transferring Persons (calculated without reference to the Membership Interest of the Transferring Person or of any Non-Transferring Persons not purchasing the Subject Interest) disagree with such determination of the value of such Non-Cash Consideration, they will notify the Transferring Person of such disagreement within five Business Days of receiving the Transfer Offer Notice. If such dispute is not resolved within five Business Days after the delivery by such Non-Transferring Persons of such notice, the Transferring Person or any such Persons may submit such dispute to binding arbitration by delivering an arbitration notice to the other relevant Persons and the Company. The Person initiating arbitration will also simultaneously file duplicate copies of its notice of arbitration with the regional office of the CPR Institute covering Houston, Texas, together with the appropriate fee as provided in the CPR Institute’s administrative fee schedule. The notice of arbitration will contain a brief description of the nature of the dispute to be arbitrated. With respect to any such arbitration, the Members hereby agree that: (A) the single arbitrator will be an appraiser or investment banking firm having expertise in the valuation of the types of assets represented by the Non-Cash Consideration; (B) the arbitration proceedings will be held in Houston, Texas at such location selected by the arbitrator; (C) all arbitration proceedings under this Section 10.2(e) will be conducted in accordance with the Commercial Arbitration Rules of the CPR Institute, as then amended and in effect; and such rules will be interpreted and applied and questions regarding the arbitration process not resolved under such rules will be determined in accordance with the Uniform Arbitration Act, as enacted in the State of Delaware; provided, however, that the arbitrator will resolve such dispute with respect to the application and/or interpretation of such rule or rules within ten days from the date the applicable notice of arbitration was submitted to the other relevant parties, the Company and the CPR Institute; (D) within five Business Days following the receipt of the initial arbitration notice by the Company, the Transferring Person and a designee of the majority in interest of the Non-Transferring Persons (calculated based on Sharing Ratios) will each submit to each of the other Parties, the Company and the CPR Institute a response in which it proposes a single determination of the Fair Market Value of the Non-Cash Consideration; and (E) the arbitrator will be required to select either the determination of the Transferring Person or the determination of the designee of such majority in interest.
     (f) At the closing of the Transfer of a Membership Interest pursuant to this Section 10.2, the Transferee will deliver to the Transferor the full consideration agreed upon. Any transfer or similar taxes involved in such sale will be paid by the Transferor, and the Transferor will provide the Transferee with such evidence of the Transferor’s authority to Transfer hereunder and such tax Lien waivers and similar instruments as the Transferee may reasonably request.
     10.3 Change in Control.
     (a) If a Change in Control occurs with respect to any Member or Transferee, such Person (the “Change in Control Party”) must give notice thereof to the Company and all other Members (the “Non-Change in Control Parties”) within five Business Days after the occurrence of such Change in Control. Such notice must include (A) an irrevocable written offer (the “Change in Control Offer Notice”) to Transfer all of the Change in Control Party’s Membership Interest (the “Change in Control Interest”) for its Fair Market Value and (B) such Party’s determination of the Fair Market Value of the Change in Control Interest. The Non-Change in Control Parties will have 30 days (the “Change in Control Option Period”) after actual receipt of the Change in Control Offer

Notice within which to advise the Change in Control Party whether or not they will acquire the Change in Control Interest. If, within the Change in Control Option Period, one or more Non-Change in Control Parties elects to acquire the Change in Control Interest, then such other Party or Parties will close such transaction in accordance with Section 10.3(d) no later than 60 days after the last day of the Change in Control Option Period.
     (b) If any Non-Change in Control Party does not elect to acquire its proportionate share of the Change in Control Interest, the remaining Non-Change in Control Parties will have the right to acquire an equal and undivided portion of the remaining Change in Control Interest based on the relation of their Sharing Ratio to the aggregate Sharing Ratio of all Non-Change in Control Parties desiring to acquire a portion of the Change in Control Interest. The right herein created in favor of the Non-Change in Control Parties as a group is an option to acquire all, or none, of the Change in Control Interest. If the Non-Change in Control Parties as a group decline to acquire all of the Change in Control Interest in accordance with this Section 10.3, the Change in Control Party will not be required to Transfer its Membership Interest under this Section 10.3.
     (c) If a majority in interest of the Non-Change in Control Parties (calculated without reference to the Membership Interest of the Change in Control Party or of any Non-Change in Control Parties not purchasing the Change in Control Interest) disagree with the Change in Control Party’s determination of the Fair Market Value of the Change in Control Interest in the Change in Control Offer Notice, they will notify the Change in Control Party of such disagreement within five Business Days of receiving the Change in Control Offer Notice. If such dispute is not resolved within five Business Days after the delivery by such Non-Change in Control Parties of such notice, the Change in Control Party or any such Non-Change in Control Party may submit such dispute to binding arbitration by delivering an arbitration notice to the other relevant Parties and the Company. The Party initiating arbitration will also simultaneously file duplicate copies of its notice of arbitration with the regional office of the CPR Institute covering Houston, Texas, together with the appropriate fee as provided in the CPR Institute’s administrative fee schedule. The notice of arbitration will contain a brief description of the nature of the dispute to be arbitrated. With respect to any such arbitration, the Members hereby agree that: (A) the single arbitrator will be an appraiser or investment banking firm having expertise in the valuation of the types of assets represented by the Change in Control Interest; (B) the arbitration proceedings will be held in Houston, Texas at such location selected by the arbitrator; (C) all arbitration proceedings under this Section 10.3 will be conducted in accordance with the Commercial Arbitration Rules of the CPR Institute, as then amended and in effect; and such rules will be interpreted and applied and questions regarding the arbitration process not resolved under such rules will be determined in accordance with the Uniform Arbitration Act, as enacted in the State of Delaware; provided, however, that the arbitrator will resolve such dispute with respect to the application and/or interpretation of such rule or rules within ten days from the date the applicable notice of arbitration was submitted to the other relevant parties, the Company and the CPR Institute; (D) within five Business Days following the receipt of the initial arbitration notice by the Company, the Change in Control Party and a designee of the majority in interest of the Non-Change in Control Parties (calculated without reference to the Membership Interest of the Change in Control Party or of any Non-Change in Control Parties not purchasing the Change in Control Interest) will each submit to each of the other Parties, the Company and the CPR Institute a response in which it proposes a single determination of the Fair Market Value of the Change in Control Interest; and (E) the arbitrator will be required to select either the determination of the Change in Control Party or the determination of the designee of such majority in interest. The consideration for the Change in Control Interest will then be an amount of money, payable in cash, equal to the Fair Market Value of the Change in Control Interest as so determined.

     (d) At the closing of the Transfer of a Change in Control Interest pursuant to this Section 10.3, the Transferee(s) will deliver to the Transferor the full consideration agreed upon or determined in accordance with the terms hereof. Any transfer or similar taxes involved in such sale will be paid by the Transferor, and the Transferor will provide the Transferee(s) with such evidence of the Transferor’s authority to Transfer hereunder and such tax Lien waivers and similar instruments as the Transferee(s) may reasonably request.
     10.4 Drag-Along.
     (a) At any time prior to the consummation of a Qualified IPO and upon the election by the Required Interest of the Members (each a “Selling Member”) to Transfer in one transaction or a series of related transactions (other than an Exempt Transfer or an Involuntary Transfer) all of the Membership Interests that they hold to a non-affiliated Person in a bona fide transaction, all Members and Transferees other than the Selling Members (each such other Members and Transferees shall be referred to herein as a “Co-Seller” and collectively as “Co-Sellers”) shall be required to Transfer all their Membership Interests in such transaction or transaction. All such Membership Interests of the Co-Sellers shall be Transferred free and clear of all Liens.
     (b) All Membership Interests Transferred by the Co-Sellers pursuant to this Section 10.4 shall be treated identically with the Membership Interests being Transferred by the Selling Members in all respects; provided, however, (i) the aggregate consideration to be paid shall be allocated as provided in Section 10.4(c) and (ii) a Co-Seller shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (x) such Co-Seller’s Membership Interests will be Transferred free and clear of all Liens, (y) such Co-Seller’s power and authority to effect such Transfer, and (z) such matters pertaining to compliance with securities laws as the acquiring party may reasonably require.
     (c) In any Transfer subject to this Section 10.4, the aggregate consideration to be paid by the acquiring party shall be allocated to each class of Membership Interests, with such allocations determined based on the amount that would be distributable to such class of Membership Interests by applying Article 5 to such aggregate consideration (giving effect to all distributions actually made pursuant to Article 5 through the date of the Transfer).
     (d) The Selling Members shall give each Co-Seller at least 20 days’ prior written notice of any Transfer that is subject to this Section 10.4, and such notice shall identify the acquiror, all material terms and the date of the closing of the Transfer. Each Co-Seller shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Selling Members in connection with consummating the Transfer subject to this Section 10.4.
     10.5 Right of Participation.
     (a) In the event that at any time prior to the consummation of a Qualified IPO, (i) any Member or Transferee (the “Transferring Members”) proposes to Transfer all or any portion of its Membership Interests in one transaction or a series of related transactions and such proposed Transfer does not constitute an Exempt Transfer, (ii) the Transferring Members have elected not to exercise their rights, if any, under Section 10.4 with respect to the Membership Interests owned by other Members and (iii) the other Members have not during the Transfer Option Period elected to purchase all of such securities pursuant to Section 10.2, then such Transferring Members shall offer (a “Participation Offer”) to each other Member (a “Participation Investor”) to include in the proposed Transfer a portion of each Participation Investor’s Membership Interest equal to the product of (A) a fraction, the numerator of which is the Sharing Ratio represented by the Membership Interests proposed to be included in the Transfer by the Transferring Members and the denominator of which is the aggregate Interest Percentage of all Membership Interests owned by the Transferring Members and (B) the Sharing Ratio represented by all of such Participation Investor’s Membership Interests.
     (b) The Transferring Members shall give written notice (a “Participation Notice”) to each Participation Investor no later than 10 Business Days following the end of the Transfer Option Period but at least 10 Business Days prior to the proposed Participation Sale (as defined below). The Participation Notice shall specify the proposed Transferee, the aggregate Sharing Ratio proposed to be included in the proposed sale under this Section 10.5 (a “Participation Sale”), the purchase price (and if the proposed Transfer is to be wholly or partly for consideration other than cash, the Participation Notice shall state the amount of cash consideration, if any, and shall describe all non-monetary consideration), all other material terms and conditions of such proposed Participation Sale and the place and date on which such proposed Participation Sale is to be consummated. Each Participation Investor who wishes to include Membership Interests in the proposed Participation Sale shall so notify the Transferring Members (an “Acceptance Notice”) not more than five Business Days after the date of the Participation Notice.
     (c) The Participation Offer shall be conditioned upon the Transferring Members’ sale of Membership Interests pursuant to the transactions contemplated in the Participation Notice with the transferee named therein. If any Participation Investor accepts the Participation Offer (a “Participating Member”), the Transferring Members shall, to the extent necessary, reduce the Sharing Ratio it otherwise would have included in such proposed Participation Sale so as to permit the Participating Members to include in the Participation Sale corresponding to the Membership Interests that they are entitled include pursuant to this Section 10.5.
     (d) In any Transfer subject to this Section 10.5, the aggregate consideration to be paid by the acquiring party shall be allocated to each class of Membership Interests, with such allocations determined based on the amount that would be distributable to such class of Membership Interests by applying Article 5 to such aggregate consideration (giving effect to all distributions actually made pursuant to Article 5 through the date of the Transfer).
     (e) The Acceptance Notice of a Participating Member shall include wire transfer instructions for payment of the purchase price for the Membership Interests to be sold in such Participation Sale and shall be accompanied by a limited power-of-attorney authorizing the Transferring Members to transfer its Membership Interests on the terms set forth in the Participation Notice and all other documents required to be executed in connection with such Participation Sale. Delivery of an Acceptance Notice shall constitute an irrevocable acceptance of the Participation Offer by such Participating Member.
     (f) If, at the end of a 60-day period after delivery of an Acceptance Notice (which 60-day period shall be extended if any of the transactions contemplated by the Participation Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 90 days following receipt by the Transferring Members of the Acceptance Notice), the Transferring Members have not completed the transfer of their Membership Interests on terms no more favorable to the prospective transferee than the terms and conditions set forth in the Participation Notice, the Transferring Members shall (i) return to each Participating Member the limited power-of-attorney (and all copies thereof) that such Participating Member executed and any other documents in the possession of the Transferring Member executed by the Participating Members in connection with the proposed Participation Sale, and (ii) not conduct any Transfer of their Membership Interests without again complying with Section 10.2 and this Section 10.5.

     (g) Concurrently with the consummation of the Participation Sale, the Transferring Members shall (i) notify the Participating Members thereof, (ii) remit to the Participating Members the total consideration for the Membership Interests of the Participating Members Transferred of pursuant thereto, and (iii) promptly after the consummation of the Participation Sale, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Participating Members.
     (h) If at the termination of the Participation Notice Period any other Member shall not have delivered an Acceptance Notice, such other Member shall be deemed to have waived its rights under this Section 10.5 with respect to the transfer of its Membership Interest pursuant to such Participation Sale.
     (i) Notwithstanding anything contained in this Section 10.5, there shall be no liability on the part of the Transferring Members to the Participating Members if the Transfer of the Membership Interest pursuant to this Section 10.5 is not consummated for whatever reason.
     (j) Notwithstanding anything contained in this Section 10.5, the rights and obligations of the other Members to participate in a Participation Sale are subject to the following conditions:
     (i) the Transferring Members and all Participating Members will receive the same form and amount of consideration per percentage of Sharing Percentage;
     (ii) no Participating Member shall be required to make any representation or warranty in connection with such Transfer other than representations or warranties (x) that such Participating Member’s Membership Interests are owned by such Participating Member free and clear of all Liens other than as provided in this Agreement, (y) that such Participating Member has the power and authority to effect such Transfer of its Membership Interest and (z) as to such matters pertaining to securities laws as the Transferee may reasonably require; and
     (iii) no Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Participation Sale, and each such Member shall be obligated to pay only its pro rata share (based on the aggregate Sharing Percentage attributable to Membership Interests Transferred) of expenses incurred in connection with a consummated Participation Sale to the extent such expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or another Person.
     10.6 Involuntary Transfers.
     (a) In the event of an Involuntary Transfer of any Membership Interest by a Member, such Member shall give written notice (an “Involuntary Transfer Notice”) to the Company promptly after the occurrence of the event which caused such Involuntary Transfer. After receipt of an Involuntary Transfer Notice, the Company shall have the option for 60 days from the date of receipt of the Involuntary Transfer Notice to elect to purchase such Member’s Membership Interest within such 60-day period at its Fair Market Value.
     (b) The closing of any purchase pursuant to this Section 10.6 shall be on the Business Day specified by the Company, provided that the Transferring Holder is given 20 days’ advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until two Business Days following the obtaining of all governmental approvals reasonably deemed necessary by the Member participating in a Transfer pursuant to this

Section 10.6. Each Member who participates in a Transfer pursuant to this Section 10.6 shall promptly perform, whether before or after any such closing, such additional acts (including, without limitation, executing and delivering additional reasonably requested documents, but specifically excluding the need for any Member to obtain the release of any liens, claims or encumbrances if such release would require the Member to pay consideration or give up value therefor) as are reasonably required to effect more fully the transactions contemplated by this Section 10.6.
     10.7 Pledge of Membership Interest. No Membership Interest may be pledged, hypothecated or otherwise voluntarily encumbered unless the following procedures are followed:
     (a) The Company shall receive notice at least three Business Days prior to any pledge or encumbrance of Membership Interest specifying the person to whom the Membership Interest will be pledged or otherwise encumbered;
     (b) The Company shall be provided, promptly upon execution by the pledging Member, with copies of all security agreements relating to the pledged Membership Interest and a summary of any oral agreements affecting the Membership Interest, all as amended from time to time; and
     (c) The pledging Member and the secured party under the pledge or encumbrance (including any trustees or agents for the secured party) shall execute and deliver an agreement in form and substance reasonably satisfactory to the nonpledging Members and the Company to the effect that (i) the secured party shall notify the Company and nonpledging Members of the date, time and location of any foreclosure upon pledged or encumbered Membership Interest at least 60 days prior to the foreclosure and (ii) that any notice of foreclosure shall be deemed to be an Involuntary Transfer subject to Section 10.6, and (iv) if the Company elects to purchase the pledged Membership Interest pursuant to Section 10.6, the foreclosure shall not be held and the pledged Membership Interest shall be sold and delivered by the pledging Member and the secured party to the Persons entitled to purchase such Membership Interest under Section 10.6 in accordance with Section 10.6. If for any reason the pledged Membership Interest are foreclosed upon, the foreclosure shall be considered an Involuntary Transfer and the provisions of Section 10.6 shall govern.
     10.8 General Transfer Provisions.
     (a) No Transfer of all or part of any Membership Interest (including pursuant to an Exempt Transfer or Foreclosure Transfer) shall be valid unless the Company has received:
     (i) a transfer document in a form reasonably acceptable to the Company executed by both the Transferor (or if the Transfer is on account of the death, incapacity, or liquidation of the Transferor, its representative) and the Transferee which (A) include the notice address of the Transferee and such Person’s agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (B) sets forth the Membership Interest after the Transfer of the Transferor and the Transferee to which the Membership Interest or part thereof is Transferred (which together must total the Membership Interest of the Transferor before the Transfer), (C) contains a representation and warranty that the Transfer was made in accordance with all applicable Laws (including the Act, the Securities Act, and state securities Laws) and the terms and conditions of this Agreement, and (D) if the Person to which the Membership Interest or part thereof is Transferred is to be admitted to the Company as a Substituted Member, its representation and warranty that the representations and warranties in Section 14.1 are true and correct with respect to such Person;

     (ii) an Opinion of Counsel or such other evidence as may be reasonably satisfactory to the Company to the effect that any such transfer shall not be in violation of the Securities Act or applicable state securities laws or any rule or regulation promulgated thereunder or result in the imposition of additional regulatory requirements on the Company or the Company (including registration under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or require compliance with the plan asset regulations of ERISA);
     (iii) with respect to such Transfer (taking into consideration the Transfer by itself and together with any other prior Transfers of Membership Interests of which the transferring Member has knowledge at the time of such Transfer) either (A) an Opinion of Counsel from the transferor or Transferee that such Transfer shall not result in the close of the Company’s taxable year with respect to all Members, in the termination of the Company within the meaning of section 708(b) of the Code, or in the termination of its status as a partnership under the Code, or (B) an agreement from the transferor and the Transferee to indemnify, save, and hold harmless the other Members from and against any and all loss, cost, liability or expense (including but not limited to reasonable attorneys fees) which such other Members may suffer if such Transfer or transaction would cause the close of the Company’s taxable year or such termination; and
     (iv) from the Transferee a properly completed and currently effective (A) Citizenship Certification and (B) non foreign affidavit in the form prescribed under Section 1446 of the Code.
     Each party shall be responsible for their respective expenses in connection with the requested Transfer (including legal and accounting fees and expenses).
     (b) Except as otherwise provided in this Agreement or by applicable Law, a Transfer of a Membership Interest will be effective only to give the Transferee the right to receive the share of allocations and distributions to which the Transferor would otherwise be entitled, and no Transferee of a Membership Interest will have the right to become a Substituted Member.
     (c) Unless and until a Transferee is admitted as a Substituted Member, (x) the Transferee will have no right to exercise any of the powers, rights and privileges of a Member hereunder and (y) the Transferor who has Transferred all or any part of its Membership Interest to such Transferee will cease to be a Member or Transferee with respect to such Membership Interest upon Transfer of such Membership Interest and thereafter will have no further powers, rights and privileges as a Member or Transferee hereunder with respect to such Membership Interest (to the extent so Transferred), but will, unless otherwise relieved of such obligations by the Company or by operation of law, remain liable for all obligations and duties as a Member or Transferee with respect to such Membership Interest; provided, however, that if the Transferee reconveys such Membership Interest to the Transferor within ten days after the Transferor becomes aware that the Transferee will not become a Substituted Member, the Transferor once again will be entitled to all of the powers, rights, and privileges of a Member (or Transferee, as applicable) hereunder.
     (d) At the time a Transferee has become a Substituted Member through compliance with all of the provisions of this Article 10 such Substituted Member will have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement, the Certificate, and by applicable Law to the extent of the Membership Interest so Transferred and (ii) the Member or Transferee that Transferred the Membership Interest will be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided, however that such

Member or Transferee will remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to such Transfer, including the obligation to make its proportionate share of any applicable Capital Contributions.
     (e) Neither the Company nor any Member or Transferee will be bound or otherwise affected by the Transfer of any Membership Interest of which such Person has received notice in accordance with the terms of this Agreement.
     (f) The Company may, in its reasonable discretion, charge a Transferor a reasonable fee to cover the additional administrative expenses incurred in connection with or as a consequence of any Transfer of all or part of such Party’s Membership Interest.
     (g) If a Transferee does not become a Substituted Member, any payment by the Company to the applicable Transferor will acquit the Company, its subsidiaries, and the Parties of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Transferor.
     (h) The Company shall review a request for Transfer of any Membership Interests upon receipt of a copy of the proposed instrument of assignment and all such certificates and documents that the Company may request pursuant to Section 10.8. Unless otherwise agreed by the Company, each Transfer and, if applicable, admission of a Substituted Member complying with the provisions of Article 10 is effective against the Company as of the first business day of the calendar month immediately succeeding the month in which (x) the Company receives the documents required by this Article 10 reflecting such Transfer, and (y) all other requirements of Article 10 have been met. In the event of the Transfer of a Membership Interest during a year, the rights and obligations to share in Net Income and Net Loss, to receive distributions and to receive such other allocations of income, gain, loss, deduction, credit, Simulated Gain, Simulated Loss or Simulated Depletion attributable to the Transferred Membership Interest shall, for federal income tax purposes, be prorated between the Transferor and the Transferee on a reasonable basis as determined by the Company and as is required by section 706 of the Code; provided, however, that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Company shall be allocated to the record holder of the Membership Interest on the date of Transfer.
     (i) Notwithstanding anything to the contrary contained herein, no Person will Transfer any rights or obligations arising out of or relating to this Agreement, a Membership Interest, or any interest herein or therein: (i) except pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws; and (ii) if such Transfer would result in the violation of the Delaware Act, the Securities Act, or any other Law.
     (j) A Member or Transferee in Default may not Transfer its Membership except to a Member or pursuant to a an Involuntary Transfer.
     (k) If any governmental consent or approval is required with respect to any Transfer, the Transferee will have a reasonable amount of time (not to exceed 60 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All parties will use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no party will be required to incur any out-of-pocket costs in connection with such cooperation and assistance. After the expiration of such waiting period, such Transferee will forfeit its rights to acquire the Membership Interest subject to such proposed Transfer with respect to such specific transaction; provided, however, that such forfeiture will not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer.
     10.9 Admission of Substituted Members.
     (a) A Member shall have the power to give his Transferee the right to seek admission as a Substituted Member, subject to the conditions of and in the manner permitted under this Agreement. A Transferee shall not have the right to become a Substituted Member unless such Transferee (i) executes and delivers to the Company an Adoption Agreement, (ii) pays any reasonable expenses in connection with his admission as a Member (including legal and accounting fees and expenses), (iii) executes all amendments, certificates and other documents otherwise required under any applicable law, and (iv) performs all acts relating to such substitution which the Company reasonably deems appropriate to comply with the applicable requirements of law or to preserve the limited liability status of the Members. The admission of a Transferee as a Substituted Member shall not release the assigning Member of its obligations under this Agreement.
     (b) The admission of a Transferee as a Substituted Member shall become effective as of the date that such Person’s name and other required information as a Substituted Member relating to the Transferred Membership Interests is recorded in the records of the Company unless otherwise agreed by the Transferee and the Company.
     10.10 Indirect Transfers. For purposes of interpreting the rights, obligations and remedies of the parties with respect to this Article 10 in the context of an indirect Transfer, each indirect Transfer (other than a Change of Control effected in compliance with Section 10.3) shall be deemed to involve a direct Transfer of the subject Membership Interest from the Member or Transferee to the new beneficial owner, and if such direct Transfer is not permitted by Article 10.3), then the Member or Transferee shall be deemed in violation of the terms of this Agreement. Any such violation shall result in: (i) the Member or Transferee losing the rights specified in this Agreement and being deemed in Default and (iii) the unaffected Members having the rights and remedies provided by this Agreement in the event of a Default, breach or other violation under this Agreement.
ARTICLE 11
DISSOLUTION AND LIQUIDATION
     11.1 Dissolution.
     (a) Events of Dissolution. The Company shall be dissolved and terminated upon (each of the following is an “Event of Dissolution”):
     (i) the expiration of its term as provided in Section 1.4; or
     (ii) the sale, disposal or abandonment of all or substantially all of the assets of the Company; provided that the sale or disposition by the Company of Fund Units in accordance with this Agreement will not be taken into account in determining whether a sale or disposal of all or substantially all of the Company’s assets has occurred.
     (b) Continuation. Upon an Event of Dissolution described in Section 11.1(a)(ii), the Company shall thereafter be terminated unless, within a 90 day period immediately following such Event of Dissolution, a Majority Interest of the Members elect to reconstitute the Company and continue the business of the Company on the same terms and conditions set forth in this

Agreement by forming a new limited liability company (taxed as a partnership) on terms identical to those set forth in this Agreement and having as a Board of Directors, Persons selected by such Members as described in this Section 11.1. Unless an election to reconstitute the Company is made by the requisite percentage of Members within 90 days after an Event of Dissolution, the Company shall conduct only those activities necessary to wind up its affairs. If an election to reconstitute the Company is made as described herein, then:
     (i) within an additional 90 day period a successor Board of Directors shall be selected by a Majority Interest of the Members; and
     (ii) the Company shall continue until the end of the term for which the original Company is formed unless earlier dissolved in accordance with this Article 11;
provided that the right to select a successor Board of Directors and reconstitute the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that (i) the exercise of the right would not result in the loss of limited liability of any Member and (ii) neither the Company nor the reconstituted limited liability company (taxed as a partnership) would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.
     11.2 Liquidation.
     (a) Upon dissolution of the Company, unless an election to continue the Company is made pursuant to Section 11.1(b), a liquidator or liquidating committee selected by a Majority Interest of the Members, shall be the “Liquidator.” The Liquidator (if other than the Company) shall be entitled to receive such reasonable compensation for its services as may be approved by a Majority Interest of the Members. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the Company) may be removed at any time, with or without cause, by notice of removal approved by Majority Interest of the Members. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (which shall have and succeed to all rights, powers and duties of the original Liquidator) shall, within 30 days thereafter, be selected by Majority Interest of the Members. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article 11, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all the powers conferred upon the Company under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required, including good faith efforts to complete the winding up and liquidation of the Company as provided for herein. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by the Accountant of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
     (b) Except as set forth in paragraph (e), the Liquidator will sell or otherwise dispose of all Company assets, and any resulting gain or loss from such sales or other dispositions will be computed and allocated to the Members in accordance with Section 5.1.

     (c) The Liquidator shall pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine).
     (d) All remaining assets of the Company shall be applied, in the following order of priority:
     (i) first, to the payment to creditors of the Company, including Members, in order of priority provided by law; and
     (ii) second, to the Members, in proportion to and to the extent of the remaining positive balances in their respective Capital Accounts (determined after allocating all Net Income, Net Loss, Simulated Gain, Simulated Loss, Simulated Depletion and other items of income, gain, loss and deduction through the date of distribution).
     (e) Upon liquidation of the Company, any Member may elect to receive an in kind distribution of Fund Units with a Net Agreed Value equal to the balance of such Member’s Capital Account at the time of distribution, determined after allocating all Net Income, Net Loss, Simulated Gain, Simulated Loss, Simulated Depletion and other items of income, gain, loss and deduction through the date of distribution. Any assets distributed in kind shall be deemed sold by the Company immediately prior to their distribution for their Fair Market Value at such time, and any resulting income, gain, or loss shall be allocated to the Member electing to receive a distribution in kind.
     11.3 Return of Capital. The Company shall not be personally liable for the return of the Capital Contributions of the Members or Transferees, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.
     11.4 Waiver of Partition. Each Member irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.
     11.5 Cancellation of Certificate of Membership Interest. Upon the completion of the distribution of Company property as provided in Section 11.2 and Section 11.3, the Company shall be terminated, and the Liquidator shall cause the Certificate of Membership and all qualifications of the Company in all jurisdictions to be cancelled and shall take such other actions as may be necessary to terminate the Company.
     11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 in order to minimize any losses otherwise attendant upon such winding up.
     11.7 No Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon dissolution or liquidation of the Company or otherwise.
     11.8 Compliance with Timing Requirements of Regulations. Distributions in liquidation of the Company shall be made in compliance with Treasury Regulation section 1.704 1(b)(2)(ii)(b)(2).

ARTICLE 12
AMENDMENTS; MEETINGS; VOTING
     12.1 Amendments.
     (a) Subject to Section 12.1(c), the Company, without the consent of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (i) a change in the name of the Company, in the registered office or registered agent of the Company or in the location of the principal place of business of the Company;
     (ii) the admission or substitution of Members in accordance with this Agreement;
     (iii) a change that the Company has determined is reasonable and necessary or appropriate to qualify or register, or continue the qualification or registration of, the Company as a limited liability company under the laws of any state or which change is necessary or advisable in the opinion of the Company to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes; or
     (iv) a change in the Sharing Ratio of any Member as a result of a transaction permitted by this Agreement.
     (b) Subject to Section 12.1(c), other than amendments adopted pursuant to Section 12.1(a) or unless specified otherwise in this Agreement, an amendment to this Agreement must be adopted by the approval of the Company and the affirmative vote of the Required Interest of the Members.
     (c) Notwithstanding any other provision of this Agreement, no amendment to this Agreement may (i) increase a Member’s liability or change the Capital Contributions required of a Member without the consent of such Member, or (ii) change a Member’s rights and interests in the distributions, including distributions on liquidation, Net Income, Net Loss, Simulated Gains, Simulated Losses, Simulated Depletion and items of income, gain, loss, deduction and credit and distributions attributable to a class of Membership Interest in a manner that is different than the other Members holding the same class of Membership Interest without the consent of such Member, or (iii) make any change that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to the other classes of Membership Interests without the consent of the Required Interest of the Members in such class, or (iv) modify this Section 12.1 or Article 11 without the consent of all Members. Notwithstanding the foregoing, it is understood and agreed that an amendment of this Agreement in connection with the issuance of any Company Equity Securities as provided in this Agreement that effects a proportionate reduction in Sharing Ratios of the existing Members will not be considered a material adverse change on any existing Member.
     (d) Notice to Members of an amendment pursuant to this Section 12.1 shall be made promptly, but failure to provide such notice shall not affect the validity of such amendment.
     12.2 Meetings.
     (a) A meeting of the Members shall be held each year either at the Company’s principal office or at such other location and on such date and time as the Company may designate. The place, date and time of such annual meeting shall be specified in a notice mailed by the Company not less than 20 days nor more than 45 days prior to the meeting date.
     (b) Other meetings of the Members may be called by the Company or upon a request in writing of a Majority Interest of the Members no more frequently than twice each Fiscal Year. The Company shall, within five days after its receipt of any such request for a Members’ meeting, send to all Members written notice of the time, place and purpose for such meeting, which shall be held on a date not less than 20 nor more than 45 days after the date of mailing said notice (unless otherwise reasonably requested by the Members in their request for a meeting), at a reasonable time and place.
     (c) The Members may conduct any Company business at any such meeting, either in person, telephonically or by proxy, which is permitted for Members under this Agreement, but Members shall not engage in any activity which would be deemed taking part in the management or control of the Company’s business.
     12.3 Action by Written Consent. Any action or approval provided herein to be taken at a meeting of the Members may, in lieu of a meeting, be taken and evidenced by written consent signed by the requisite percentage of Members.
ARTICLE 13
Registration Rights
     13.1 Demand Registration.
     (a) At any time after the date 120 days after the date hereof, Lehman and each of its Exempt Transferees shall have the collective right on up to three occasions, and Ospraie and each of its Exempt Transferees shall have the collective right on up to three occasions, to make a written request of the Company (a “Demand Request”) for registration under the Securities Act (a “Demand Registration”) of Registrable Securities held by such Persons; provided, however, that (i) prior to the consummation of an Initial Public Offering, no Demand Registration shall be effected by the Company unless the Registrable Securities included in such Demand Registration (including the Registrable Securities of the Company or any other Member including Membership Interests in the registration) shall have an aggregate proposed price to the public reasonably expected to result in a Qualified IPO and (ii) the Company shall in no event be required to effect more than two Demand Registrations in any 12-month period. Such Institutional Investor(s) exercising a Demand Request are referred to herein as the “Requesting Holder(s).”
     (b) If at any time the Company proposes to register Equity Securities for the account of Requesting Holders pursuant to Section 13.1(a), then (i) the Company shall give written notice of such proposed filing to the other Institutional Investors as soon as practicable (but in no event less than 30 days before the anticipated filing date). Upon the written request of any other Institutional Investor received by the Company no later than the 10th Business Day after receipt by such Institutional Investor of the notice sent by the Company (each such Institutional Investor, a “Joining Holder”), to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Demand Registration, any of its Registrable Securities, the Company will use it best efforts to cause the Registrable Securities to be included in the securities to be covered by the registration statement proposed to be filed by the Company on the same terms and conditions as any similar securities included therein, all to the extent requisite to permit the sale or other disposition by each Institutional Investor of the Registrable Securities so registered.

     (c) Subject to the provisions of this Agreement, as soon as is reasonably practicable, but in any event within 60 days after receipt of a Demand Request with respect to an Initial Public Offering and 45 days after receipt of any other Demand Request (in either such case, the “Required Filing Date”), the Company shall file a registration statement on such appropriate form under the Securities Act as shall be determined by the Company and reasonably acceptable to the Requesting Holders for the offer and sale of such Registrable Securities as may be requested in any such Demand Request. The Company shall use all commercially reasonable best efforts to cause any such registration statement to be declared effective by the Commission (i) as promptly as practicable after such filing and (ii) in any event not later than 120 days following the date of the applicable Demand Request; provided, however, that, at the request of the Requesting Holders, and without the consent of any other Member, the Company may delay or abandon the proposed offering or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications. Unless the Requesting Holders otherwise elect, all Demand Registrations will be underwritten offerings.
     (d) A registration will not count as a Demand Registration until it has become effective unless (i) prior to such effective time the Requesting Holders withdraw all their Registrable Securities or withdraw a sufficient number of Registrable Securities such that the minimum proceeds requirement of Section 13.1(a) is not met, for any reason other than (A) the inability or unreasonable delay of the Company in having such registration statement become effective or (B) the disclosure of material adverse information regarding the Company that was not known by such Requesting Holders at the time the request for such Demand Registration was made (which information is the cause of the Requesting Holders’ decision to withdraw their Registrable Securities) (provided that a request by the Requesting Holders for a delay in the filing of a registration statement for a period of up to six months after the date of any Demand Request shall not constitute a withdrawal of Registrable Securities) and (ii) the Requesting Holders elect not to pay all the Company’s out-of-pocket Registration Expenses in connection with such withdrawn registration. If, after such registration has become effective but prior to the sale of all Registrable Securities covered thereby, an offering of Registrable Securities pursuant to a registration is prevented by any stop order, injunction or other order of the Commission or other governmental agency or court, such registration will not be deemed a Demand Registration for purposes of this Agreement. Notwithstanding the foregoing if the Requesting Holders shall have made a Demand Request in good faith and more than 15% of the Registrable Securities requested to be registered by Requesting Holders are excluded from such Demand Registration as a result of the application of Section 1.3, the Requesting Holders shall have the right to one additional Demand Registration.
     13.2 Shelf Registration Statement. At such time as the Company shall be eligible to use Form S-3 for secondary offerings, a Requesting Holder at any time may utilize its right to make a Demand Request (without the need to satisfy any requirement for a minimum proposed offering price to the public) by delivery to the Company of a written request (a “Shelf Request”) to the Company to file a registration statement with the Commission seeking to register the offer and sale of the Registrable Securities by the Holders thereof from time to time pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”). Subject to the provisions of this Agreement, within 45 days after receipt of any such Shelf Request, the Company shall file a Shelf Registration Statement and shall use all commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable and in any event on or before 90 days after the date of filing. If the Commission notifies the Company that the Shelf Registration Statement will receive no action or review from the Commission, the Company will request that the Shelf Registration Statement become effective within five Business Days after receipt of such Commission notification. Upon the effectiveness under the Securities Act of the Shelf Registration Statement, the Company will use all commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and supplemented and amended as required by the Securities Act throughout the period ending on the date which is the earliest to occur of (A) the date that all Registrable Securities registered under such Registration Statement may be sold in a three-month period under Rule 144 under the Securities Act, (B) the date all Registrable Securities registered under such Registration Statement have been sold and (C) three years after the date on which such Shelf Registration Statement becomes effective with respect to the offer and sale of Registrable Securities plus the aggregate number of days in all applicable Suspension Periods.
     13.3 Priority on Demand Registrations. No securities to be sold for the account of any Person (including the Company) other than the Requesting Holders or Joining Holders shall be included in a Demand Registration if the managing Underwriter or Underwriters shall advise the Requesting Holders that, in its or their judgment, the inclusion of such securities may adversely affect the price or success of the offering in any significant or material respect (a “Material Adverse Effect”). Furthermore, in the event the managing Underwriter or Underwriters shall advise the Requesting Holders that even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by the Requesting Holders and Joining Holders is sufficiently large to cause a Material Adverse Effect, the Registrable Securities of such Requesting Holders to be included in such Demand Registration shall be allocated pro rata among such Institutional Investors on the basis of the number of Registrable Securities requested to be included in such registration by each such Institutional Investors bears to the number of Registrable Securities of all Institutional Investors that have requested to include Registrable Securities in such registration. Subject to the foregoing, it is explicitly understood that the Company may include its own securities in any Demand Registration; provided, however, that any such securities included in a Demand Registration shall be treated as securities registered pursuant to Section 13.4(a).
     13.4 Piggy-Back Registration.
     (a) If the Company at any time proposes to file a registration statement under the Securities Act, including a Demand Registration, with respect to an offering of any Equity Securities by the Company for its own account or for the account of any of its equity holders (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Commission or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice of such proposed filing to the Members holding Registrable Securities as soon as practicable (but in no event less than 10 days before the anticipated initial filing date of such registration statement), and such notice, subject to Section 13.3, shall offer the Members holding Registrable Securities the opportunity to register such number of Registrable Securities as each Member may request (a “Piggyback Registration”). Subject to Section 13.4(b) hereof, the Company will use its best efforts to cause the offer and sale of all Registrable Securities requested by a Member in writing within five Business Days after receipt of the Company’s notice to be included in the registration for such offering; provided, however, that the Company may at any time delay or abandon the proposed offering or cease the filing (or obtaining and maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications in which event the Company shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration Notice. Each Member shall be permitted to withdraw all or part of such Member’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.
     (b) The Company shall use all commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering under Section

13.4(a) or pursuant to other piggyback registration rights granted by the Company not in contravention of Section 13.12 hereof and that are on a parity with the registration rights granted hereunder (“Piggyback Securities”), to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, the Company shall not be required to include any Member’s Piggyback Securities in such offering unless such Member accepts the terms of the underwriting agreement between the Company and the managing Underwriter or Underwriters and otherwise complies with the provisions of Section 13.11 below. If the managing Underwriter or Underwriters of such offering advise the Company that in their opinion the total amount of securities, including the Piggyback Securities, to be included in such offering is sufficiently large to cause a Material Adverse Effect, then in such event the securities to be included in such offering shall be allocated first to the Company and then, to the extent that any additional securities can, in the opinion of such Managing Underwriter or Underwriters, be sold without any such Material Adverse Effect, pro rata among the holders of Piggyback Securities on the basis of the number of Registrable Securities requested to be included in such registration by each such holder. If such offering is a Demand Registration pursuant to Section 13.1 and the managing Underwriter or Underwriters of such offering advise the Requesting Holders that in their opinion the total amount of securities, including Piggyback Securities, to be included in such offering is sufficiently large to cause a Material Adverse Effect, then in such event the securities to be included in such offering shall be allocated first to the Requesting Holders, and then, to the extent that any additional securities can, in the opinion of such managing Underwriter or Underwriters, be sold without any such Material Adverse Effect, pro rata among the holders of Piggyback Securities on the basis of the number of Registrable Securities requested to be included in such registration by each such holder.
     13.5 Selection of Underwriters. The Requesting Holder shall select the book-running managing Underwriter and such additional Underwriters to be used in connection with an offering pursuant to a Demand Request; provided, that such Underwriters are reasonably satisfactory to the Company (it being hereby expressly agreed that Lehman Brothers Inc. is an acceptable Underwriter to the Company). The Company shall (together with all Members and other holders proposing to distribute their securities through the offering) enter into an underwriting agreement in customary form with the book-running managing Underwriter so selected.
     13.6 Suspension and Blackout Period.
     (a) Without the prior written consent of the Company, each Member holding Registrable Securities (whether or not such Registrable Securities are included in a registration statement pursuant hereto) agrees not to effect any public sale or distribution of the issue being registered or of any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and through the period beginning on the commencement of the public distribution of such securities and ending (i) in the case of an Initial Public Offering, on the 180th day after such commencement, and (ii) in the case of any other underwritten offering, on the 90th day in each case except as part of such registration and if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.
     (b) The Company agrees not to effect any public sale or distribution of any securities (other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a transaction contemplated by Rule 145 of the Commission) similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and (A) in the case of an Initial Public Offering in which Members have also sold securities, during a period of up to 180 days, and (B) in the case of any other underwritten offering in which Members have also sold securities, during a period of up to 90 days, in each case if and to the extent requested and not waived by the managing Underwriters, and beginning on the date of the final prospectus with respect to such offering (unless such sale or distribution is included in such registration).
     (c) The Company may, by written notice to each Member holding Registrable Securities, (i) defer any action to effect a registration statement (but not the preparation of a registration statement) required by Section 13.1 until a date not later than 30 days after the Required Filing Date or (ii) require the Members holding Registrable Securities to suspend use of any resale prospectus included in a Shelf Registration Statement for any period determined in good faith by the Company not to exceed 45 days (a “Suspension Period”) if (A) at the time the Company receives the Demand Request, the Company or its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors determines in good faith that such disclosure would be materially detrimental to the Company and its Members, (B) prior to receiving the Demand Request, the Board of Directors had determined to effect a registered underwritten public offering of the Company’s equity securities for the Company’s account and the Company is proceeding with reasonable diligence to effect such offering or (C) the date the Company receives the Demand Request is less than 60 days after the effective date of a registration statement filed pursuant to Section 1.6(a) (in which case the Company may only defer the filing until the end of such 60-day period). A deferral of the filing of a registration statement pursuant to this Section 13.6(c) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (A) of the preceding sentence, the negotiations or other activities are disclosed by the Company or terminated, or, in the case of a deferral pursuant to clause (B) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 13.6(c), the Company shall promptly, upon determining to seek such deferral, notify each Requesting Holder that the Company is deferring such filing pursuant to this Section 13.6(c). Within 20 days after receiving such notice, the Requesting Holders may withdraw such request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for purposes of this Agreement. The Company may defer the filing of a particular registration statement or require any Holders to suspend use of any resale prospectus pursuant to this Section 13.6(c) not more than twice during any 12-month period.
     13.7 Registration Procedures. Except as otherwise provided herein, whenever the Requesting Holders have requested that any Registrable Securities be registered pursuant to Section 13.1 hereof, the Company will, at its expense, use its commercially reasonable efforts to effect as expeditiously as practicable the registration and the sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and in connection with any such request, the Company will as expeditiously as practicable:
     (a) prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all commercially reasonable efforts and proceed diligently and in good faith to cause such filed registration statement to become effective under the Securities Act; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to all Selling Holders and to their counsel copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to Section 13.1 for a period of not less than 270 consecutive days, or, if shorter, the period terminating when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Selling Holders thereof set forth in such registration statement;
     (c) furnish to each such Selling Holder such number of copies of such registration statement, each amendment and supplement thereto (including access for review of all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;
     (d) notify the Selling Holders promptly and (if requested by any such Person) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective under the Securities Act, (ii) of any request by the Commission or any other federal governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations or warranties of the Company or any subsidiary contained in any agreement (including any underwriting agreement) contemplated by Section 13.7(i) below cease to be true and correct in any material respect, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;
     (e) use all commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;
     (f) cooperate with the Selling Holders and the managing Underwriter or Underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depositary Trust Company; and enable such Registrable Securities to be registered in such names as the managing Underwriter or Underwriters may request prior to any sale of Registrable Securities;

     (g) use all commercially reasonable efforts to register or qualify such Registrable Securities as promptly as practicable under such other securities or blue sky laws of such United States jurisdictions as any Selling Holder or managing Underwriter reasonably (in light of the intended plan of distribution) requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder or managing Underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 13.7(g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;
     (h) use commercially reasonable efforts to cooperate and assist in any filing required to be made with the National Association of Securities Dealers, Inc. (“NASD”) and in the performance of any due diligence investigation by any Underwriter, including any “qualified independent underwriter”;
     (i) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;
     (j) make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, Directors and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement; provided, that, as a condition to providing any such information, each Selling Holder of such Registrable Securities and each such Inspector shall agree that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such information is made generally available to the public;
     (k) use all commercially reasonable efforts to obtain a comfort letter or comfort letters from the Company’s Accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Selling Holders of a majority of the shares of Registrable Securities being sold or the managing Underwriter or Underwriters reasonably requests;
     (l) otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;
     (m) use all commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted on any inter-dealer quotation system on which similar securities issued by the Company are then quoted; and
     (n) if any event contemplated by Section 13.7(d)(vi) shall occur, as promptly as practicable prepare a supplement or amendment or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or promptly file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, subject in all instances to the blackout and suspension provisions hereof.
     13.8 Selling Holder Obligations.
     (a) The Company may require each Selling Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration. Notwithstanding anything herein to the contrary, the Company shall have the right to exclude from any offering the Registrable Securities of any Selling Holder who does not comply with the provisions of the immediately preceding sentence.
     (b) Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 13.7(d)(vi), such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 13.7(n), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies, then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 13.7(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 13.7(d)(vi) to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 13.7(n).
     13.9 Registration Expenses. The Company shall pay all Registration Expenses (as defined below) with respect to any Demand Registration and any Piggyback Registration. For purposes hereof, “Registration Expenses” means: (a) all registration and filing fees (including, without limitation, with respect to filings to be made with the NASD); (b) fees and expenses in connection with the registration or qualification of the Registrable Securities for offering and sale under the state securities and “blue sky laws” (including reasonable fees and disbursements of counsel in connection with such registrations or qualifications); (c) all expenses relating to the preparation, printing, distribution and reproduction of the registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing the Registrable Securities for delivery and the expenses of printing or producing any underwriting agreement(s), agreement(s) among underwriters and “blue sky” or legal investment memoranda, any selling agreements and all other documents in connection with the offering, sale or delivery of Registrable Securities to be disposed of (including certificates representing the Registrable Securities); (d) the Company’s messenger, telephone and delivery expenses; (e) fees and expenses of any transfer agent and registrar with respect to the Registrable Securities and any escrow agent, custodian, administrative agent or security agent; (f) internal expenses (including, without limitation, all salaries and expenses of the Company’s officers and employees performing legal or accounting duties); (g) reasonable fees, disbursements and expenses of counsel and independent certified public accountants of the Company (including the expenses of any opinions or “comfort” letters required by or incident to such performance and compliance); (h) reasonable fees, disbursements and expenses of any “qualified independent underwriter” required by the Conduct Rules of the NASD in connection with any underwriting arrangements; (i) reasonable fees, disbursements and expenses of one counsel for the Members holding Registrable Securities retained in connection with such registration, as selected by the Requesting Holders; (j) reasonable fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration; (k) all fees and expenses incurred in connection with the qualification of the Registrable Securities for quotation on The Nasdaq National Market, or the listing of such shares on any securities exchange and (l) all expenses of the Company (but not of any underwriter) reasonably incurred in connection with the marketing support or “road show” in connection with any underwritten offering. To the extent that any Registration Expenses are incurred, assumed or paid by any Shareholders holding Registrable Securities or any underwriter thereof, the Company shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a request therefor accompanying reasonable documentary proof. Notwithstanding the foregoing, the Selling Holders shall pay all agency fees and commissions and underwriting discounts and commissions attributable to the sale of their Registrable Securities, transfer or stamp taxes and the fees and disbursements of any counsel or other advisors or experts retained by such Selling Holders (severally or jointly), other than the counsel and experts specifically referred to above.
     13.10 Indemnification; Contribution.
     (a) Subject to the terms and conditions of this Section 13.10, the Company shall indemnify and hold harmless (i) each Selling Holder, its Affiliates and any Exempt Transferee, including their respective directors, officers, partners, managers, employees, advisers, agents, administrators and successors and assigns with respect to any registration statement filed pursuant to this Agreement, (ii) any underwriter or selling agent selected by the Requesting Holders or other securities professional, if any, which facilitates the disposition of the Registrable Securities with respect to such Registrable Securities and (iii) each person who controls the Selling Holders or Affiliates thereof or such underwriter, selling agent or securities professional, including their respective directors, officers, partners, managers, employees, advisers, agents, administrators and successors and assigns, and any underwriter or selling agent, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses (each a “Loss” and collectively “Losses”), joint or several, to which the Selling Holders or any such persons may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, offering circular or other document or any amendments or supplements thereto, in which such Registrable Securities are to be or were included for registration under the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in such registration statement, offering circular or other document, as amended or supplemented, not misleading (B) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of the registration statement, any final prospectus (as supplemented, if the Company shall have filed with the Commission any supplement thereto) if used during the period in which the Company is required to keep the registration statement to which such prospectus relates current and otherwise in compliance with Section 10(a) of the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to the make statements in such preliminary prospectus or final prospectus, in the light of the circumstances under which such statements were made, not misleading or (C) any material violation or alleged material violation of the Securities Act, the Exchange Act, the rules and regulations as promulgated of the Securities Act and the Exchange Act, and state securities laws; provided, however, that the Company shall not be liable to any Person and shall have no obligation to provide any indemnification hereunder to the extent any such Losses (or actions or proceedings in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, offering circular or other document prospectus, as the case may be, in reliance upon and in conformity with written information furnished to the Company by a Person seeking such indemnification or on such Person’s behalf specifically for inclusion in such document. The indemnity provided in this Section 13.10 shall remain in full force and effect regardless of any investigation made by or on behalf of the Selling Holders or any such other persons and shall survive the Transfer of the Registrable Securities by the Selling Holders or any such other persons. Notwithstanding anything provided herein to the contrary, (i) the Company shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (x) such Selling Holder or underwriter failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities, (y) the prospectus would have completely corrected such untrue statement or omission and (z) the Company delivered a copy of such prospectus to such Selling Holder or underwriter prior to such written confirmation of sale; and (ii) the Company shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and if, having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, such Selling Holder or underwriter thereafter sells Registrable Securities pursuant to the Registration Statement and fails to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of a Registrable Security to the Person asserting such damages who purchased such Registrable Security from such Selling Holder or underwriter after such Selling Holder’s or underwriter’s receipt of such prospectus as so amended or supplemented by or on behalf of the Company.
     (b) Each Selling Holder shall severally, and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 13.10 hereof) the Company, each director, officer and employee of the Company and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, the Company’s investment advisers and agents, and each of their respective heirs, executors, administrators and successors and assigns, against any Losses to which such Person may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any registration statement filed by the Company pursuant to this Agreement, any prospectus included in such registration statement, any offering circular or other document or any amendment or supplement to such registration statement, prospectus, offering circular or other document, as the case may be, of a material fact if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or any of its representatives by such Selling Holder or such other Persons, if any, who control the Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or on the Selling Holder’s behalf, specifically for inclusion in such registration statement, prospectus, offering circular or other document, as the case may be; provided, such Selling Holder’s aggregate liability under this Agreement shall be limited to an amount equal to the net proceeds (after deducting the underwriters’ discount and the expenses incurred in connection with the applicable offering) received by the Selling Holder from its sale of securities effected pursuant to such registration.
     (c) Promptly after receipt by an indemnified party of notice of the commencement of any Action involving a claim referred to in Section 13.10(a) and 13.10(b), such indemnified party shall, if indemnification is sought against an indemnifying party, give written notice to the indemnifying party of the commencement of such Action; provided, however, that the failure of any indemnified party to give said notice shall not relieve the indemnifying party of its obligations under Section 13.10(a) and 13.10(b), as the case may be, except to the extent that the indemnifying party is actually and materially prejudiced by such failure. In case an Action is brought against any indemnified party, and such indemnified party notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party, (ii) the indemnifying party shall not have employed counsel (reasonably satisfactory to the indemnified party) to take charge of the defense of such Action, within a reasonable time after notice of the commencement thereof or (iii) such indemnified party reasonably shall have concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party or that a conflict of interest exists between the indemnified party and the indemnifying party. If any of the events specified in clauses (i), (ii) or (iii) of the preceding sentence shall have occurred or otherwise shall be applicable, then the fees and expenses of one counsel (or firm of counsel) for the indemnified party shall be borne by the indemnifying party. Anything in this Section 13.10(c) to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed), but if settled with the prior written consent of the indemnifying party, or if there be a final judgment adverse to the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the indemnified party from all liability in respect of such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claims in question as the indemnifying party may reasonably request in writing and as shall be required in connection with the defense of such claim and litigation resulting therefrom.
     (d) If the indemnification provided for in this Section 13.10 is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such Losses which amount shall include, without limitation, the legal fees and other expenses incurred by such indemnified party in connection with the investigation and defense in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the indemnified parties to be indemnified pursuant to this Section 13.10, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or mitigate the damage in respect of or prevent any untrue statement or omission or alleged untrue statement or omission giving rise to such indemnification obligation. The Company and the Members agree that it would not be just and equitable if contributions pursuant to this Section 13.10 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

     (e) Periodic payments of amounts required to be paid pursuant to this Section 13.10 shall be made during the course of the investigation or defense, as and when reasonably itemized bills therefor are delivered to the indemnifying party in respect of any particular Loss as incurred.
     (f) The remedies provided in this Section 13.10 are not exclusive and should not limit any right or remedies that may otherwise be available to an indemnified party at law or in equity.
     13.11 Participation in Underwritten Registrations. No Member may participate in any underwritten registration hereunder unless such Member (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Person entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.
     13.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company will not enter into any agreement with any Person that would grant such Person any registration rights with respect to any securities of the Company without the prior written consent of the Members of a majority of the then outstanding Registrable Securities.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
     14.1 Representations and Warranties of each Member. Each Member represents and warrants to the Company and each other Member as follows:
     (a) If such Member is a corporation, it is duly organized, validly existing and in good standing under the law of the state of its incorporation.
     (b) If such Member is a partnership, limited liability company or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation.
     (c) Such Member has full corporate, partnership, limited liability company, or other applicable power and authority to enter into this Agreement and to perform its obligations under this Agreement and all necessary actions by the Board of Directors, stockholders, partners, members, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken.
     (d) Such Member has duly executed and delivered this Agreement.
     (e) Such Member’s authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound.
     (f) Neither such Member nor any Person acting on its behalf has employed or retained any broker, agent or finder in connection with the transactions provided for herein, or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of the transactions provided for herein.
     (g) To the best knowledge of such Member, such Member and its Affiliates and Persons acting on their behalf have not taken any action, or failed to take any action, that has caused the organization of the Company and the issuance of the Membership Interests to come within the registration requirements of the Securities Act, or any applicable state blue sky laws.
     (h) Such Member is an “Accredited Investor” as that term is defined in Regulation D promulgated by the Commission under the Securities Act.
     (i) Such Member acknowledges that neither the Company nor any Affiliate, representative or agent thereof has made any representation or warranty (other than those express representations and warranties made in this Agreement), express, implied, at common law, by statute or otherwise, including any representations and warranties relating to the estimated amount of any proved, probable or possible reserves, production rates, drilling opportunities, decline rates or facts relating to industry-wide risks normally associated with the oil and gas business with respect to any properties that may be acquired by the Company.
     (j) Such Member understands that the offer and sale of the Membership Interest being acquired by it has not been registered under the Securities Act, or applicable state securities laws, on the basis that the offer and sale of Membership Interests described in this Agreement and the issuance of securities hereunder is exempt from registration pursuant to the specific exemptions contained under such acts, and that the Company’s reliance on such exemptions is predicated on such Member’s representations set forth herein. Such Member understands that the Membership Interest being acquired by it may not be sold, Transferred or otherwise disposed of without registration under the Securities Act and applicable state securities laws, or the availability of an exemption therefrom, and that in the absence of a effective registration statement or the availability of such an exemption covering the offer and sale of such Membership Interest, that the Membership Interest must be held indefinitely, and the Member holding same must bear the economic risk of such investment indefinitely.
     (k) Such Member represents that it has such knowledge and experience in financial and business matters and such knowledge about the oil and gas business and the usual and customary practices of producers such as the Company and understands the risks associated therewith as to be capable of evaluating the merits and risks of its investment in the Company, and has the ability to bear the economic risks of such investment. Such Member further represents that it has had access, during the course of the transaction and prior to its investment in the Company, to information about the Company and that it has had, during the course of the transaction and prior to its investment, the opportunity to ask questions of, and receive answers from, the Company concerning the Company and the terms and conditions of the offer and sale of the Membership Interests (to the extent that the Company possesses such information or can acquire same without unreasonable effort or expense) and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access. Each Member acknowledges that no information that it has requested of the Company has been denied or withheld.
ARTICLE 15
GENERAL PROVISIONS
     15.1 No Jury Trial. THE MEMBERS EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all matters that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Members each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Member further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of any such matter, this Agreement may be filed as a written consent to trial by a court.
     15.2 Addresses and Notices. The address of each Member for all purposes shall be the address set forth for such Member in the Company records or such other address of which the Company has received written notice. Subject to the following sentence, any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent to the Member at such address by expedited courier service, registered or certified mail, return receipt requested or by telecopy (with a supplemental copy mailed on the date of such transmission by telecopier by prepaid first class mail). Notices shall be deemed received (a) with respect to notices given by expedited courier service or courier or delivered in person, on the Business Day indicated on the proof of delivery to the Member’s then current address as reflected in the Company’s records (or if delivered on other than a Business Day, on the first Business Day thereafter), (b) with respect to notices given by registered or certified mail, five Business days after the date on which such notice was posted with the U.S. Postal Service to the Member’s then current address as reflected in the Company’s records), and (c) with respect to notices given by telecopy, on the Business Day indicated on any proof of transmission to the Member’s then current telecopier number, as reflected in the Company’s records, or in the event that such telecopier transmission is received after regular business hours, on the first Business Day thereafter.
     15.3 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
     15.4 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     15.5 Construction of Term “Includes”. The term “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions.
     15.6 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement; provided, however, that nothing in this Agreement shall be construed to require any party to take any action that is in consistent with applicable law.
     15.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     15.8 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     15.9 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.
     15.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     15.11 Legal Counsel. Each of the Members hereby acknowledges and agrees that the law firm retained by the Company in connection with the formation of the Company does not and will not represent any Member individually in connection with the formation of the Company, the offering of Membership Interests, the management and operation of the Company, or any dispute which may arise between the Company and/or its Affiliates on the one hand and one or more Members on the other hand. Such counsel retained by the Company may represent the Company and/or the members of management subsequent to the formation of the Company; provided, however, if there is a dispute between a Majority Interest of the Members and the Company, such counsel shall not represent the Company.
     15.12 Title to Company Property. All real and personal property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right and each Member’s Interest shall be personal property for all purposes.
     15.13 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Delaware and that the Delaware Act as now adopted or as may be hereafter amended shall govern the limited partnership aspects of this Agreement.
     15.14 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Furthermore, in lieu of each such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.
     15.15 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. Each party shall become bound by the Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.
     15.16 Specific Performance. Each Member acknowledges and agrees that the other Members would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Member agrees that the other Members will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Members and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     15.17 Offset. The Company may offset any amounts owed to any Member by any amounts owed to the Company by such Member.
     15.18 Actual Direct Damages. Notwithstanding anything to the contrary in this Agreement except the immediately succeeding sentence, a party’s damages resulting from a breach or violation of any representation, warranty, covenant, agreement or condition contained herein or any act or omission arising from or related to this Agreement shall be limited to actual direct damages, and shall not include any other damages, including, without limitation, indirect, special, consequential, incidental, exemplary or punitive damages and each party expressly releases the other from all such claims for damages other than actual direct damages. Notwithstanding the immediately preceding sentence, a party may recover from the other party all costs, expenses or damages (including, without limitation, indirect, special, consequential, incidental, exemplary, punitive and other damages other than actual direct damages) paid or owed to any third party in settlement or satisfaction of claims of the type described in this section for which such party has a right to recover from the other party.
* * * * *
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[Signature Pages of the Members Attached]

     IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed by their duly authorized officers or representatives on the date first above written.

MEMBERS:

RTR Fund I, L.P.

By:	RTR Fund GP, LLC,
its general partner
By:

Name:
Title:

George K. Hickox, Jr.

Jon C. Hughes

Loren B. Singletary

J. Thomas Eubank

Marshall M. Eubank

Scott W. Smith

[ ]

By:

[Name]
[Title]

Lehman Brothers Inc.
By:
J. Robert Chambers Managing Director

SCHEDULE 1
LIST OF MEMBERS, INITIAL CAPITAL CONTRIBUTIONS AND SHARING RATIOS

		INITIAL CAPITAL	SHARING
	MEMBERS	CONTRIBUTION	RATIOS
1.	Lehman Brothers	$18,700,000.00	46.7500%
2.	[_______________]	$18,700,000.00	46.7500%
3.	Scott W. Smith	$600,000.00	1.5000%
4.	Loren B. Singletary	$350,000.00	0.8750%
5.	J. Thomas Eubank	$250,000.00	0.6250%
6.	Jon C. Hughes	$250,000.00	0.6250%
7.	Marshall M. Eubank	$400,000.00	1.0000%
8.	George K. Hickox, Jr.	$500,000.00	1.2500%
9.	RTR Fund I, LP	$250,000.00	0.6250%

	TOTALS	$40,000,000.00	100.0000%

EXHIBIT A
FORM OF ADOPTION AGREEMENT
                    , 2006
Ensource Energy, LLC
[_______________]
[_______________]
Attention: [__________________]

Re:	Limited Liability Company Agreement, dated as of ______, 2006 (the “LLC Agreement”), by and among, inter alia, Ensource Energy, LLC (the “Company”) and the other members named therein
Ladies and Gentlemen:
             By execution of this letter agreement, the undersigned agrees and acknowledges to be bound by the terms and provisions of the LLC Agreement as if [he][she][it] were a Member (as such term is defined in the LLC Agreement).
             IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

[Name of Transferee]
By:

Address:

Facsimile No.: